Exhibit 10.9
CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

LICENSE AGREEMENT
by and between
VERICEL CORPORATION
and
MEDIWOUND LTD.
May 6, 2019

8976368/35

TABLE OF CONTENTS
Page
1.    Definitions    1
2.    Governance    14
2.1    Governance    14
3.    Product Development and Commercialization    15
3.1    General    15
3.2    Development Plan    15
3.3    Transition Obligations of MediWound    16
3.4    Diligence    16
3.5    Regulatory Approvals    18
3.6    Pharmacovigilance Agreement; Adverse Event Reporting    18
3.7    Commercialization Activities    19
3.8    Extra-Territorial Sales    20
3.9    Manufacturing and Supply    21
4.    License Grants    21
4.1    Exclusive License from MediWound to Vericel    21
4.2    Vericel Sublicense Rights    22
4.3    Rights of Reference    22
4.4    No Implied Rights    23
4.5    Initial Data Transfer    23
4.6    Non-Competition Obligations    23
4.7    Assignment of Contracts    23
4.8    Bankruptcy    23
5.    Payments    24
5.1    Upfront Payment    24
5.2    Development Milestone Payments    24

8976368/35

5.3    Sales Milestone Payments    24
5.4    Royalty Payments; BARDA Purchases    25
5.5    Sublicense Income    28
5.6    Reports and Payments    28
5.7    [***]    31
5.8    No Guarantee of Success    32
6.    Intellectual Property    32
6.1    Ownership of Intellectual Property    32
6.2    Patent Rights    33
6.3    Enforcement and Defense of Joint Know-How    37
6.4    Recording    37
7.    Confidentiality    38
7.1    Confidentiality    38
7.2    Authorized Disclosure    38
7.3    SEC Filings and Other Disclosures    39
7.4    Public Announcements; Publications    39
8.    Representations and Warranties; Covenants    40
8.1    Mutual Representations and Warranties    40
8.2    Representations and Warranties of MediWound    40
8.3    Representations, Warranties and Covenants of Vericel    44
8.4    MediWound Covenants    44
8.5    Additional Covenants of the Parties    46
8.6    Disclaimer    47
9.    Term and Termination    48
9.1    Term    48
9.2    Termination by MediWound    48
9.3    Termination by Vericel    49
9.4    Termination for Insolvency    49

8976368/35

9.5    Effects of Termination; Survival    50
10.    Limitation on Liability, Indemnification and Insurance    53
10.1    Limitation of Liability    53
10.2    Indemnification by Vericel    53
10.3    Indemnification by MediWound    53
10.4    Procedure    54
10.5    Insurance    55
11.    Miscellaneous    56
11.1    Assignment    56
11.2    Further Actions    56
11.3    Force Majeure    56
11.4    Notices    57
11.5    Amendment    57
11.6    Waiver    57
11.7    Severability    57
11.8    Descriptive Headings    58
11.9    Interpretation    58
11.10    Governing Law    58
11.11    Dispute Resolution    58
11.12    Consent to Jurisdiction    59
11.13    Entire Agreement    59
11.14    Representation by Legal Counsel    59
11.15    Independent Contractors    59
11.16    Counterparts    59
11.17    No Third Party Rights or Obligations    60

8976368/35

SCHEDULES
Schedule 1.58    Licensed Trademarks
Schedule 3.2    Development Plan
Schedule 3.7.2(c)    Websites
Schedule 4.7    Assigned Contracts
Schedule 5.6.6    Payment Information
Schedule 7.4    Public Announcement
Schedule 8.2.3    MediWound Patent Rights
Schedule 8.2.4    MediWound In-Licenses
Schedule 8.2.11    Disclosed Third Party Agreements
Schedule 8.2.12    Government Grants and Funding
Schedule 10.2(d)    BARDA Agreement Provisions

v
8976368/35

LICENSE AGREEMENT
This License Agreement (the “Agreement”) is entered into as of May 6, 2019 (the “Effective Date”), by and between Vericel Corporation, a corporation organized and existing under the laws of Michigan and having a principal place of business at 64 Sidney Street, Cambridge, MA (“Vericel”) and MediWound Ltd., a corporation organized and existing under the laws of Israel and having a principal place of business at 42 Hayarkon Street, Yavne, Israel 8122745 (“MediWound”). Vericel and MediWound may each be referred to herein individually as a “Party” and collectively as the “Parties”.
WHEREAS, MediWound owns or otherwise controls certain patents, patent applications, technology, know-how, and other proprietary rights and information relating to the Licensed Products (as defined below);
WHEREAS, Vericel has experience and expertise in the development and commercialization of pharmaceutical products, and desires to acquire an exclusive license in the Territory (as defined below) under MediWound’s patents, patent applications, technology, know-how, and other proprietary rights and information relating to the Licensed Products; and
WHEREAS, subject to the terms of this Agreement, MediWound wishes to grant to Vericel, and Vericel wishes to receive from MediWound, an exclusive license in the Territory to use, research, develop and commercialize Licensed Products.
NOW THEREFORE, in consideration of the mutual promises and covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:
1.DEFINITIONS.
1.1    “Additional Third Party License” has the meaning set forth in Section 5.4.5(a).
1.2    “Affiliate” means, with respect to a particular Person, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Person. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of an entity, whether by the ownership of more than fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.
1.3    “Agreement” has the meaning set forth in the Preamble.
1.4    “Assigned Contracts” has the meaning set forth in Section 4.7.
1.5    “Bankruptcy Code” has the meaning set forth in Section 9.4.

8976368/35

1.6    “BARDA” means Biomedical Advanced Research and Development Authority or any successor agency thereto.
1.7    “BARDA Agreements” means (a) BARDA Contract HHSO100201500035C and (b) BARDA Contract HHSO100201800023C.
1.8    “BARDA Purchases” has the meaning set forth in Section 5.4.2.
1.9     “Big Four” means PriceWaterhouseCoopers, Ernst & Young, Deloitte and KPMG, and any similarly situated accounting firms or successors thereto.
1.10    “Binding Obligation” means, with respect to a Party (a) any oral or written agreement, arrangement or settlement that binds or affects such Party’s operations or property, including any assignment, license agreement, loan agreement, guaranty, or financing agreement, (b) the provisions of such Party’s charter, bylaws or other organizational documents or (c) any order, writ, injunction, decree or judgment of any court or Governmental Authority entered against such Party or by which any of such Party’s operations or property are bound.
1.11    “Biosimilar Product” means, with respect to a Licensed Product and on a country-by-country basis, a product that (a) is marketed for sale in such country by a Third Party (not licensed, supplied or otherwise permitted by a Party or its Affiliate or Sublicensee), (b) contains the corresponding Licensed Product or substantial equivalent as an active pharmaceutical ingredient in such country, and (c) such product, as and to the extent required, is approved through an abbreviated process similar, with respect to the United States, to an Abbreviated New Drug Application under Section 505(j) of the FD&C Act (21 USC 355(j)) or is approved as a “Biosimilar Biologic Product” under Title VII, Subtitle A Biologics Price Competition and Innovation Act of 2009, Section 42 U.S.C. 262, Section 351 of the PHSA, or, outside the United States, in accordance with European Directive 2001/83/EC on the Community Code for medicinal products (Article 10(4) and Section 4, Part II of Annex I) and European Regulation EEC/2309/93 establishing the Community procedures for the authorization and evaluation of medicinal products, each as amended, and together with all associated guidance, and any counterparts thereof or equivalent process inside or outside of the United States or European Union to the foregoing.
1.12    “BLA” means (a) a Biologics License Application as defined in the FD&C Act and the regulations promulgated thereunder, (b) a Marketing Authorization Application (“MAA”) in the European Union or (c) any equivalent or comparable application, registration or certification in any other country or region.
1.13    “Burn Indications” means eschar removal of wounds caused by burn, whether such burns are caused by chemical, electrical, mechanical, thermal or other agents or conditions, including wounds caused by sulphur mustard and mustard gas.
1.14    “Business Day” means a day other than a Friday, Saturday, Sunday or bank or other public holiday in New York, New York or Tel Aviv, Israel.

8976368/35

1.15    “Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30 and December 31.
1.16    “Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31; provided that the first Calendar Year of the Term shall begin on the Effective Date and end on the first December 31 thereafter and the last Calendar Year of the Term shall end on the last day of the Term.
1.17    “Clinical Trial” means a human clinical study conducted on sufficient numbers of human subjects that is designed to (a) establish that a pharmaceutical product is reasonably safe for continued testing, (b) investigate the safety and efficacy of the pharmaceutical product for its intended use, and to define warnings, precautions and adverse reactions that may be associated with the pharmaceutical product in the dosage range to be prescribed or (c) support Regulatory Approval of such pharmaceutical product or label expansion of such pharmaceutical product.
1.18    “Combination Product” has the meaning set forth in Section 1.68.
1.19    “Commercialize” or “Commercializing” means to market, promote, distribute, offer for sale, sell, have sold, import, have imported, export, have exported or otherwise commercialize or exploit a compound or product, including without limitation market access, reimbursement and medical affairs activities. When used as a noun, “Commercialization” means any and all activities involved in Commercializing.
1.20    “Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to any [***]. With respect to any efforts relating to the Development, Regulatory Approval or Commercialization of a Licensed Product by a Party, generally or with respect to any particular country in the Territory, a Party will be deemed to have exercised Commercially Reasonable Efforts if such Party [***], in each case, taking into account all Relevant Factors in effect at the time such efforts are to be expended. Further, to the extent that the performance of a Party’s obligations hereunder is adversely affected by the other Party’s failure to perform its obligations hereunder, the impact of such performance failure will be taken into account in determining whether such Party has used its Commercially Reasonable Efforts to perform any such affected obligations.
1.21    “Confidential Information” means, with respect to each Party, all Know-How or other information, including proprietary information and materials (whether or not patentable) regarding or embodying such Party’s technology, products, business information or objectives, that is communicated by or on behalf of the Disclosing Party to the Receiving Party or its permitted recipients, on or after the Effective Date, but only to the extent that such Know-How or other information in written form is marked or otherwise designated in writing as “confidential” at the time of disclosure or within [***] thereafter, and such Know-How or other information disclosed orally or in non-tangible form is (a) identified by the Disclosing Party as “confidential” at the time of disclosure and (b) within [***] thereafter, the Disclosing Party provides a written summary of such Know-How or other information marked or otherwise designated in writing as “confidential”; or (c) reasonably should be considered

8976368/35

confidential due to the nature of the information and circumstances of disclosure. Confidential Information does not include any Know-How or other information that (a) was already known by the Receiving Party (other than under an obligation of confidentiality to the Disclosing Party) at the time of disclosure by or on behalf of the Disclosing Party, as evidenced by written records in the possession of the Receiving Party, (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party, (c) became generally available to the public or otherwise part of the public domain after its disclosure to the Receiving Party, other than through any act or omission of the Receiving Party in breach of its obligations under this Agreement, (d) was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to the Receiving Party, as evidenced by written records in the possession of the Receiving Party, or (e) was independently discovered or developed by or on behalf of the Receiving Party without the use of any Confidential Information belonging to the Disclosing Party, as evidenced by written records in the possession of the Receiving Party. The terms and conditions of this Agreement shall be considered Confidential Information of both Parties.
1.22    “Control” or “Controlled” means with respect to any intellectual property right or material (including any Patent Right, Know-How or other data, information or material), the ability (whether by sole, joint or other ownership interest, license or otherwise, other than pursuant to this Agreement) to, without violating the terms of any agreement with a Third Party, grant a license or sublicense or provide or provide access or other right in, to or under such intellectual property right or material.
1.23    “Cover,” “Covering” or “Covers” means, as to a Licensed Product and Patent Rights, that, in the absence of a license granted under, or ownership of, such Patent Rights, the Development, manufacture, use, offer for sale, sale or importation of such Licensed Product would infringe such Patent Rights assuming the validity and enforceability thereof.
1.24    “CSC” has the meaning set forth in Section 2.1.1.
1.25    “Data” means any and all scientific, technical, test, pharmacoeconomic, marketing, sales, pricing, reimbursement or other data pertaining to a Licensed Product that is generated by or on behalf of Vericel or its Affiliates or Sublicensees or by or on behalf of MediWound or its Affiliates or sublicensees, including research data, clinical pharmacology data, CMC data (including analytical and quality control data and stability data), pre-clinical data, clinical data or submissions made in association with any regulatory filings (including any IND or BLA) with respect to any Licensed Product.
1.26    “Develop” or “Developing” means conducting non-clinical and clinical research provided that such development is made solely for the purpose of supporting the Commercialization, Manufacturing, safety profile or marketing activities and efforts of the Licensed Products in the Territory, including but not limited to, post marketing trials, manufacturing optimization and publications. When used as a noun, “Development” means any and all activities involved in Developing.

8976368/35

1.27    “Development Milestone Event” means each Development event listed in the table that appears in Section 5.2.
1.28    “Development Milestone Payment” has the meaning set forth in Section 5.2.
1.29    “Development Plan” has the meaning set forth in Section 3.2.
1.30    “Diligence Issue” has the meaning set forth in Section 3.4.3.
1.31    “Disclosed Third Party Agreements” has the meaning set forth in Section 8.2.11.
1.32    “Disclosing Party” has the meaning set forth in Section 7.1.
1.33    “Distributor” means any Third Party that (a) with respect to a country, is used by pharmaceutical manufacturers generally in such country on a non-exclusive basis, and without any intellectual property or Development right or license grant from the pharmaceutical manufacturers, to distribute (but not to market or promote) finished, packaged pharmaceutical products to pharmacies, managed care organizations, governmental agencies (e.g., federal, state and local), and other group purchasing organizations (e.g., pharmaceutical benefits managers) and the like in such country, (b) purchases any Licensed Product in finished form from or at the direction of Vericel or any of its Affiliates or Sublicensees, but does not otherwise make any royalty, milestone or similar payments to Vericel with respect to its intellectual property rights with respect to such Licensed Product, or (c) has the right to distribute, market and sell such Licensed Product (with or without packaging rights) in one or more countries in the Territory and that does not make any royalty, milestone or similar payments to Vericel in connection with its resale of such Licensed Product.
1.34    “Effective Date” has the meaning set forth in the Preamble.
1.35    “Existing Distribution Agreements” means the agreements listed as such on Schedule 8.2.11.
1.36    “FCPA” means the U.S. Foreign Corrupt Practices Act (15 U.S.C. Section 78dd-1, et. seq.), as amended.
1.37    “FD&C Act” means the United States Federal Food, Drug, and Cosmetic Act, as amended, and the rules and regulations promulgated thereunder.
1.38    “FDA” means the United States Food and Drug Administration or any successor agency thereto.
1.39    “Field” means the field of Burn Indications.
1.40    “First Commercial Sale” means, with respect to any Licensed Product and with respect to any country of the Territory, the first sale of such Licensed Product by

8976368/35

Vericel or an Affiliate or Sublicensee of Vericel to a Third Party in such country after such Licensed Product has been granted Regulatory Approval by the appropriate Regulatory Authority(ies) for such country.
1.41    “GAAP” means United States generally accepted accounting principles, consistently applied.
1.42    “Governmental Authority” means any court, agency, department, authority or other instrumentality of any supranational, national, provincial, state, regional, county, city or other political subdivision.
1.43    “Grant” has the meaning set forth in Section 8.2.12.
1.44    “Gross Profit” means Sale Price minus Supply Price.
1.45    “Gross Receipts” has the meaning set forth in Section 5.4.5(c).
1.46    “ICH” means the International Conference on Harmonization (of Technical Requirements for Registration of Pharmaceuticals for Human Use).
1.47    “IIA” means the Israeli Innovation Authority (formerly known as the Office of the Chief Scientist in the Israeli Ministry of Industry and Commerce).
1.48    “IND” means an Investigational New Drug Application submitted under the FD&C Act, or an analogous application or submission with any analogous agency or Regulatory Authority outside of the United States for the purposes of obtaining permission to conduct Clinical Trials.
1.49    “Indemnified Party” has the meaning set forth in Section 10.4.1.
1.50    “Infringement Claim” has the meaning set forth in Section 6.2.4.
1.51    “Joint Know-How” has the meaning set forth in Section 6.1.3.
1.52    “Joint Patent Rights” has the meaning set forth in Section 6.1.3.
1.53    “Joint Technology” has the meaning set forth in Section 6.1.3.
1.54    “Know-How” means any invention, discovery, development, Data, information, process, method, technique, material (including any chemical or biological material), technology, result, cell line, protocol, compounds, probe, sequence, regulatory correspondence or other know-how, whether or not patentable, and any physical embodiments of any of the foregoing.
1.55    “Law” means any law, statute, rule, regulation, order, judgment or ordinance of any Governmental Authority.
1.56    “Liability” has the meaning set forth in Section 10.2.

8976368/35

1.57    “Licensed Product” means (a) NexoBrid in its current configuration or formulation and (b) any improvements of NexoBrid developed by either Party during the Term.
1.58    “Licensed Trademarks” means all Trademarks owned or Controlled by MediWound or its Subsidiaries in the Territory and intended for use in connection with the Commercialization of any Licensed Product in the Territory, including the Trademarks and associated registrations and applications listed in Schedule 1.58.
1.59    “Litigation Conditions” has the meaning set forth in Section 10.4.2.
1.60    “Manufacture” or “Manufacturing” means to make, produce, manufacture, process, fill, finish, package, label, perform quality assurance testing, release a compound or product or any component thereof. When used as a noun, “Manufacture” or “Manufacturing” means any and all activities involved in Manufacturing a compound or product or any component thereof.
1.61    “MediWound Indemnified Party” has the meaning set forth in Section 10.2.
1.62    “MediWound In-Licenses” means any agreements entered into by MediWound or any of its Subsidiaries with a Third Party prior to the Effective Date, including any amendments or restatements thereto during the Term, pursuant to which MediWound or any of its Subsidiaries Controls any MediWound Technology.
1.63    “MediWound Know-How” means any and all Know-How, other than Joint Know-How, that (a) is Controlled by MediWound or any of its Subsidiaries as of the Effective Date or that comes into the Control of MediWound or any of its Subsidiaries during the Term (other than through the grant of a license by Vericel) and (b) is reasonably necessary or useful for the research, development and commercialization of the Licensed Products in the Field in the Territory. For clarity, MediWound Know-How includes Sponsored Know-How.
1.64    “MediWound Patent Right” means any Patent Right, other than a Joint Patent Right, that (a) is Controlled by MediWound or any of its Subsidiaries as of the Effective Date or comes into the Control of MediWound or any of its Subsidiaries during the Term (other than through the grant of a license by Vericel) and (b) is reasonably necessary or useful for the research, development and commercialization of the Licensed Products in the Field in the Territory. For the avoidance of doubt, and without limiting the foregoing, MediWound Patent Rights include the Patent Rights set forth on Schedule 8.2.3. For clarity, MediWound Patent Right includes Sponsored Patent Right.
1.65    “MediWound Technology” means any and all MediWound Patent Rights and MediWound Know-How.
1.66    “MediWound Third Party Agreement” means any agreement between MediWound (or any of its Affiliates) and any Third Party that relates to the Licensed Products, excluding any MediWound In-Licenses.

8976368/35

1.67    “MediWound Transition Activities” has the meaning set forth in Section 3.3.
1.68    “Net Sales” means, with respect to a Licensed Product, the aggregate gross invoiced sales prices from sales of a Licensed Product sold by Vericel and its Affiliates or Sublicensees to independent Third Parties (including Distributors) less the following deductions as determined in accordance with GAAP, and if not previously deducted from the amount invoiced or received (to the extent stated on the applicable invoice, actually paid or credited by Vericel and its Affiliates and Sublicensees in effecting such sale and not reimbursed by any Third Party):
(a)    trade, quantity and cash discounts, credits or allowances actually paid, granted or accrued;
(b)    credits or allowances actually granted for returns, rejections, recalls or wastage replacement (due to spoilage, damage, expiration of useful life or otherwise), and for bad debts or uncollectible amounts;
(c)    rebates, chargebacks, hospital buying group/group purchasing organization administration fees or managed care organization rebates actually given or made;
(d)    rebates and similar payments actually given or made with respect to sales paid for by any Governmental Authority or Regulatory Authority;
(e)    credits or allowances actually given or made for retroactive price reductions or billing corrections (subject to true-up);
(f)    value added, sales and use, excise and other similar taxes and surcharges, duties, and other governmental charges;
(g)    charges for freight, customs and insurance with respect to the distribution and wholesaler; and
(h)    other future similar deductions, taken in the ordinary course of business in accordance with GAAP or the corresponding accounting standard in each country in the Territory.
Such amounts shall be determined from the books and records of Vericel or its Affiliates and Sublicensees, maintained in accordance with GAAP.
In the case of any sale or other disposal for value, such as barter or counter-trade, of the Licensed Products, or part thereof, other than in an arm’s length transaction exclusively for cash, Net Sales shall be calculated as above on the value of the non-cash consideration received or the fair market price (if higher) of such Licensed Products in the country of sale or disposal, as determined in accordance with GAAP. For clarity, any payment to MediWound under this Agreement shall be made in cash or other payment of immediately available funds.

8976368/35

Notwithstanding the foregoing, the following will not be included in Net Sales for a Party: (1) sales between or among Vericel and its Affiliates or Sublicensees (but Net Sales shall include sales to the first Third Party (other than a Sublicensee) by Vericel or its Affiliates or Sublicensees), (2) samples of Licensed Products used to promote additional Net Sales, in amounts consistent with normal business practices of Vericel or its Affiliates or Sublicensees where the Licensed Products is supplied without charge or at or below the actual manufacturing cost thereof (without allocation of indirect costs or any mark-up), and (3) disposal or use of Licensed Products in Clinical Trials or under compassionate use, patient assistance, named patient use, or test marketing programs or other similar programs or studies where the Licensed Products are supplied without charge or at the actual manufacturing cost thereof (without allocation of indirect costs or any mark-up).
For avoidance of doubt, Net Sales shall also include any amounts that are paid by a Distributor to Vericel or any of its Affiliates or Sublicensees in connection with the grant or exercise of distribution rights to the extent such amounts are used as a deposit or similar payment to be credited against subsequent purchases by such Distributor from Vericel or such Affiliate or Sublicensee. Any purported Distributor that makes any payments to Vericel or any of its Affiliates or Sublicensees that are not either (i) Net Sales, as determined in accordance with the above paragraphs in this definition, or (ii) directly attributed to the fair market value of other services or products provided by Vericel or such Affiliate or Sublicensee to such Distributor, shall, in either case (clauses (i) or (ii)), be, and hereby are deemed to be, part of Net Sales for purposes of this Agreement.
With respect to sales of any Combination Product in any country, the Net Sales of the applicable Licensed Product, for purposes of the Agreement, shall be calculated by multiplying the actual Net Sales of the Combination Product by the fraction A/(A+B), where A is the gross selling price on a country-by-country basis, during the royalty period in question, of such Licensed Product when sold separately (i.e., without the other components of the Combination Product) and B is the gross selling price on a country-by-country basis, during the royalty period in question, of the other components when sold separately. In the event that the gross selling price of such Licensed Product in a country can be determined but the gross selling price of the other components cannot be determined, Net Sales for purposes of the Agreement shall be calculated by multiplying the actual Net Sales of the Combination Product by the fraction A/C, where A is the gross selling price of such Licensed Product in such country when sold separately in finished form and C is the gross selling price of the Combination Product in such country. In the event that such separate sales are not made of such Licensed Product, Net Sales shall be calculated for purposes of the Agreement by multiplying the actual Net Sales of the Combination Product by a fraction fairly and reasonably reflecting the relative value contributed by such Licensed Product to the total value of the Combination Product as determined by mutual agreement of the Parties in good faith. For purposes of this Section 1.68, “Combination Product” includes a product made up of a Licensed Product and at least one active ingredient other than a Licensed Product. Drug delivery vehicles, adjuvants, and excipients shall not be deemed to be “active ingredients”, except in the case where such delivery vehicle, adjuvant, or excipient is recognized by the FDA as an active ingredient in accordance with 21 CFR 210.3(b)(7).

8976368/35

1.69    “NexoBrid” means a powder and gel for gel, for topical cutaneous use having an active pharmaceutical ingredient of concentrate of proteolytic enzymes enriched in bromelain, corresponding to 0.09 g/g concentrated of proteolytic enzymes enriched in bromelain after mixing, indicated for the removal of eschar.
1.70    “Notice Date” has the meaning set forth in Section 11.11.
1.71    “Party” and “Parties” have the meaning set forth in the Preamble.
1.72    “Patent Rights” means any and all (a) issued patents, (b) pending patent applications, including all provisional applications, substitutions, continuations, continuations-in-part, divisions and renewals, and all patents granted thereon, (c) patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including patent term adjustments, patent term extensions, supplementary protection certificates or the equivalent thereof, (d) inventor’s certificates, (e) other forms of government-issued rights substantially similar to any of the foregoing and (f) United States and foreign counterparts of any of the foregoing.
1.73    “Payment Discount” has the meaning set forth in Section 9.5.1(d)(iii).
1.74    “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision or department or agency of a government.
1.75    “PHSA” means the United States Public Health Service Act, as amended.
1.76    “Price Approval” means, in any country where a Governmental Authority authorizes reimbursement for, or approves or determines pricing for, pharmaceutical products, receipt (or, if required to make such authorization, approval or determination effective, publication) of such reimbursement authorization or pricing approval or determination (as the case may be).
1.77    “Program Know-How” has the meaning set forth in Section 6.3.
1.78    “Program Patent Rights” has the meaning set forth in Section 6.2.1.
1.79    [***] has the meaning set forth in Section 5.7.
1.80     “Receiving Party” has the meaning set forth in Section 7.1.
1.81    “Regulatory Approval” means all technical, medical and scientific licenses, registrations, authorizations and approvals (including approvals of BLAs, supplements and amendments, pre- and post- approvals, Price Approvals, and labeling

8976368/35

approvals) of any Regulatory Authority, necessary for the use, Development, Manufacture, and Commercialization of a pharmaceutical product in a regulatory jurisdiction.
1.82    “Regulatory Authority” means, with respect to a country in the Territory, any national (e.g., the FDA), supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other Governmental Authority involved in the granting of a Regulatory Approval or, to the extent required in such country, Price Approval, for pharmaceutical products in such country.
1.83    “Regulatory Exclusivity Period” means with respect to any particular Licensed Product in any particular country in the Territory, the period of time during which (a) the data and information submitted by MediWound, Vericel or any of their respective Affiliates or Sublicensees to the relevant Regulatory Authority in such country for purposes of obtaining Regulatory Approval may not be disclosed, referenced or relied upon in any way by such Regulatory Authority (including by relying upon the Regulatory Authority’s previous findings regarding the safety or effectiveness of such Licensed Product) to support the Regulatory Approval or Commercialization of any product by a Third Party in such country; or (b) Vericel or any of its Affiliates or Sublicensees has been granted the exclusive legal right by a Regulatory Authority (or is otherwise entitled to the exclusive legal right by operation of Law) in such country to market and sell such Licensed Product in such country, including but not limited to, exclusivity under the Orphan Drug Act, Biologics Price Competition and Innovation Act and Pediatric Research Equity Act and analogous laws in other countries in the Territory.
1.84    “Relevant Factors” means the factors typically considered by [***]. For purposes of clarity, Relevant Factors shall be determined on [***].
1.85    “Representatives” means (a) with respect to Vericel, Vericel, its Subsidiaries, its Sublicensees and each of their respective officers, directors, employees, consultants, contractors and agents and (b) with respect to MediWound, MediWound, its Subsidiaries and each of their respective officers, directors, employees, consultants, contractors and agents.
1.86    “Royalty Term” means, with respect to any particular Licensed Product in any particular country in the Territory, the period commencing with the First Commercial Sale of such Licensed Product in such country and continuing until the latest of (a) the twelfth (12th) anniversary of the First Commercial Sale of such Licensed Product in such country, (b) the earliest date on which there are no Valid Claims of MediWound Patent Rights Covering such Licensed Product in such country [***] and (c) the last day of the Regulatory Exclusivity Period for such Licensed Product in such country. For the avoidance of doubt, the Royalty Term for a given Licensed Product in a given country in the Territory (i) will not begin until the First Commercial Sale of such Licensed Product in such country, and (ii) if not previously expired, will expire immediately upon expiration or termination of this Agreement (except with respect to any existing inventory of such Licensed Product at such time as set forth in Section 9.5.1(a)).

8976368/35

1.87    “Safety Data” means Data related solely to any adverse experiences and serious adverse experience related to a drug or medical product as such information is reportable to Regulatory Authorities in the Territory. Safety Data also includes “adverse events”, “adverse drug reactions” and “unexpected adverse drug reactions” as defined in the ICH Harmonised Tripartite Guideline for Clinical Safety Data Management: Definitions and Standards for Expedited Reporting.
1.88    “Sales Milestone Payment” has the meaning set forth in Section 5.3.
1.89    “Sale Price” has the meaning set forth in [***].
1.90    “SEC” has the meaning set forth in Section 7.3.
1.91    “Similar Product” means a topical agent for cutaneous use containing as the active pharmaceutical ingredient [***]±[***]concentrated of proteolytic enzymes enriched in bromelain after mixing or any product containing bromelain for topical use in Burn Indications.
1.92    “Sponsored Know-How” has the meaning set forth in Section 6.1.2.
1.93    “Sponsored Patent Rights” has the meaning set forth in Section 6.1.2.
1.94    “Sponsored Technology” has the meaning set forth in Section 6.1.2.
1.95    “Sublicense Income” means income received by Vericel or its Affiliates in consideration for a sublicense or other agreement providing the right to negotiate for or obtain a sublicense. Sublicense Income includes income received from a Sublicensee in the form of license issue fees, milestone payments and similar fixed payments whether by cash or by shares or other valuable consideration but specifically excludes [***].
1.96    “Sublicensee” means any Person to whom Vericel grants or has granted, directly or indirectly, a sublicense of rights licensed by MediWound to Vericel under this Agreement. “Sublicensee” excludes any Distributor of a Licensed Product.
1.97    “Subsidiaries” means, with respect to a particular Person, a person, corporation, partnership, or other entity that is controlled by such Person. For the purposes of this definition, the word “control” (including, with correlative meaning, the term “controlled by”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of an entity, whether by the ownership of more than fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.
1.98    “Supply Agreement” has the meaning set forth in Section 3.9.
1.99    “Supply Price” has the meaning as defined in the Supply Agreement.
1.100    “Term” has the meaning set forth in Section 9.1.

8976368/35

1.101    “Territory” means the United States, Canada and Mexico.
1.102    “Third Party” means any Person other than Vericel, MediWound or their respective Affiliates.
1.103    “Third Party Claim” has the meaning set forth in Section 10.4.1.
1.104    “Total Annual Net Sales” has the meaning set forth in Section 5.3.
1.105    “Trademark” means any trademark, trade name, service mark, service name, brand, domain name, trade dress, logo, slogan or other indicia of origin or ownership, including the goodwill and activities associated with each of the foregoing.
1.106    “United States” or “U.S.” means the United States of America and its territories and possessions (including the District of Columbia and Puerto Rico).
1.107    “Valid Claim” means, with respect to a particular country, a claim of an issued and unexpired MediWound Patent Right or Joint Patent Right that (a) has not been held permanently revoked, unenforceable or invalid by a decision of a court or other Governmental Authority of competent jurisdiction, which decision is unappealed or unappealable within the time allowed for appeal and (b) has not been cancelled, withdrawn, abandoned, disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.
1.108    “Vericel Diligence Obligations” means Vericel’s diligence obligations under Section 3.4.1.
1.109    “Vericel Indemnified Party” has the meaning set forth in Section 10.3.
1.110    “Websites” has the meaning set forth in Section 3.7.2(c).
2.    GOVERNANCE.
2.1    Governance.
2.1.1    Central Steering Committee. The Parties hereby establish a central steering committee (the “CSC”) as of the Effective Date to prepare and review the Development Plan and track the progress of the Development Plan.
2.1.2    Composition of the Central Steering Committee. The CSC shall be comprised of up to three (3) representatives of each Party. Each Party shall appoint its respective representatives to the CSC and may substitute any of its representatives, in its sole discretion, effective upon notice to the other Party of such change. Additional representatives or consultants may from time to time, by mutual consent of the Parties, be invited to attend CSC meetings, subject to such representatives and consultants undertaking confidentiality obligations, whether in a written agreement or by operation of law, no less stringent than the confidentiality provisions of this Agreement.

8976368/35

2.1.3    Meetings. During the Term, the CSC shall meet no less frequently than once a calendar quarter, at a location mutually agreed by the Parties. Alternatively, the CSC may meet by means of teleconference, videoconference or other similar means of communication. Each Party shall bear its own expenses relating to attendance at such meetings by its representatives. At meetings of the CSC or more frequently at the reasonable request of Vericel during the Term, MediWound shall disclose to Vericel any MediWound Know-How developed by MediWound regarding the Licensed Products since MediWound’s most recent disclosure.
2.1.4    CSC Responsibilities. The CSC shall have the following responsibilities:
(a)    reviewing, commenting on and monitoring the Development Plan and all MediWound Transition Activities and any and all Development activities;
(b)    reviewing and monitoring the requirements under the BARDA Agreements; and
(c)    performing such other activities as the Parties agree in writing shall be the responsibility of the CSC.
2.1.5    Action by Consensus; Final Decision Making Authority. Regardless of the number of Vericel CSC representatives or MediWound CSC representatives attending a meeting, each Party shall have one vote, and the CSC shall endeavor to make decisions by consensus. If the CSC is unable to reach consensus with respect to a given matter, then the CSC representatives of either Party may submit such matter to the Chief Executive Officers of the Parties, or their designees (any such designee to be a senior member of the designating Chief Executive Officer’s management team) for resolution. If such matter is not resolved within [***] days following such escalation, then [***] shall have final decision-making authority with respect to such matter, provided that (a) there are [***] with respect to the matter; [***]. Notwithstanding the foregoing, the Parties acknowledge that changes to the Statement of Work or Integrated Master Project Plan established under the BARDA Agreements, at a minimum, will require BARDA approval.
2.1.6    Limits on CSC Authority. Notwithstanding any provision of this Agreement to the contrary, (a) each Party shall retain the rights, powers and discretion granted to it under this Agreement and no such rights, powers, or discretion shall be delegated to or vested in the CSC unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing and (b) the CSC shall not have the power to amend this Agreement or otherwise modify or waive compliance with this Agreement in any manner.
3.    PRODUCT DEVELOPMENT AND COMMERCIALIZATION.

8976368/35

3.1    General. Except as expressly set forth otherwise herein, Vericel shall have authority over and control of the Development, Regulatory Approval and Commercialization of Licensed Products in the Territory.
3.2    Development Plan. All Development of the Licensed Products in the Territory shall be conducted pursuant to the development plan (the “Development Plan”) attached hereto as Schedule 3.2, which will govern all research and development activities for the Licensed Products, including, but not limited to, the planning of clinical and regulatory Development, publications, presentations, and BARDA-related requirements. Until such time as MediWound’s obligations regarding Development of Licensed Products under the BARDA Agreements are transferred to and assumed by Vericel, MediWound shall be responsible at its cost for such Development activities in relation to BARDA and otherwise as further described in the Development Plan. Either Party may propose any amendments to the Development Plan, and any such amendments will be reviewed by the CSC and shall be subject to BARDA’s consent and the BARDA Agreements.
3.3    Transition Obligations of MediWound. MediWound shall cooperate with and provide timely assistance to Vericel to ensure the transition of Development, Regulatory Approval and Commercialization of Licensed Products to Vericel, including by (a) using diligent efforts to effect the transition and/or subcontract BARDA Agreements promptly after Regulatory Approval of Licensed Product has been obtained by MediWound in the United States, and (b) performing other transition activities as set forth herein, in the Development Plan or in the Supply Agreement at Vericel’s cost (clauses (a) and (b), collectively the “MediWound Transition Activities”). During the Term, MediWound shall, at Vericel’s expense, make appropriate personnel available to Vericel at reasonable times and places and upon reasonable prior notice for the purpose of training and the use of MediWound Technology in connection with Vericel’s research, Development, Commercialization and use of Licensed Products. Unless otherwise agreed to by the Parties, MediWound shall submit a budget to Vericel and obtain Vericel’s pre-approval of such budget for any MediWound Transition Activities or other activities to be performed by MediWound at Vericel’s cost or expense pursuant to this Section 3.
3.4    Diligence.
3.4.1    Vericel Diligence Obligations. Vericel will use Commercially Reasonable Efforts to seek Regulatory Approval for the Licensed Products with respect to the Burn Indication in each country in the Territory; provided that in the event [***], Vericel shall not be obligated to conduct such Clinical Trial(s). Prior to and following the receipt or assignment of the Regulatory Approval in each country in the Territory with respect to the Burn Indication as described in Section 3.5, Vericel will use Commercially Reasonable Efforts to Commercialize the Licensed Products in such country with respect to the Burn Indication, which will include, but not be limited to, the following: marketing, sale, market access/reimbursement, medical affairs and distribution of the Licensed Products in compliance with relevant legal requirements (as may be amended or updated from time to time) relating to the storage, distribution, advertising, promotion and sale of the Licensed Products in such country. For the sake of clarity, the Parties agree and acknowledge that “Commercially Reasonable Efforts” of

8976368/35

Vericel under this Section 3.4.1 do not obligate Vericel to obtain Regulatory Approval or Commercialize the Licensed Products in each country in the Territory.
3.4.2    Exceptions to Diligence Obligations. Notwithstanding any provision of this Agreement to the contrary, Vericel will be relieved of all Vericel Diligence Obligations to the extent that:
(a)    Vericel or MediWound receives or generates any safety, tolerability or other data indicating or signaling that a Licensed Product has or would have an unacceptable risk-benefit profile or is otherwise not suitable for initiation or continuation of Clinical Trials or marketing of Licensed Product;
(b)    Vericel or MediWound receives any notice, information or correspondence from an applicable Regulatory Authority, or an applicable Regulatory Authority takes any action, that indicates that a Licensed Product will not receive Regulatory Approval with respect to the Burn Indication; or
(c)    MediWound fails to satisfactorily perform the MediWound Transition Activities or other obligations under this Agreement not as a result of act or omission of Vericel and such failure impairs Vericel’s ability to fulfill the Vericel Diligence Obligations.
3.4.3    Assertion of Vericel Diligence Obligation Claims. If MediWound is, becomes or reasonably should be aware of facts that might form a reasonable basis to allege that Vericel has failed to meet any of its obligations under Section 3.4.1, then MediWound will promptly notify Vericel in writing of such potential alleged performance failure (each such potential alleged performance failure, a “Diligence Issue”). Promptly upon Vericel’s receipt of any notice of a Diligence Issue pursuant to this Section 3.4.2, Vericel will contact MediWound to discuss the specific nature of such Diligence Issue and seek to identify an appropriate corrective course of action. If, no later than [***] after Vericel’s receipt of such a notice, (a) the Parties have not reached consensus regarding whether Vericel has failed to satisfy its obligations pursuant to Section 3.4.1 or (b) the Parties have not agreed upon an appropriate corrective course of action for such Diligence Issue, then such Diligence Issue will be escalated and resolved pursuant to the dispute resolution provisions set forth in Sections 11.11 and 11.12.
3.4.4    Remedies for Breach of Vericel Diligence Obligations.
(a)    If Vericel materially breaches any Vericel Diligence Obligation and fails to remedy such breach within [***] of Vericel’s receipt of notice of such breach from MediWound, then MediWound may, in its sole discretion, on a Licensed Product-by-Licensed Product and country-by-country basis, elect to either: (i) terminate this Agreement with respect to a given Licensed Product in a given country in the Territory, or (ii) convert any exclusive license granted to Vericel under this Agreement with respect to a given Licensed Product in a given country into a non-exclusive license for such Licensed Product in such country.

8976368/35

(b)    Notwithstanding the foregoing, in the event that Vericel materially breaches any Vericel Diligence Obligation with respect to the United States and fails to remedy such breach within [***] of Vericel’s receipt of notice of such breach from MediWound, then MediWound may, in its sole discretion, elect to either: (i) terminate this Agreement in its entirety, or (ii) convert any exclusive license granted to Vericel under this Agreement with respect to a given Licensed Product into a non-exclusive license. For the sake of clarity, the Parties agree and acknowledge that Vericel’s failure to Develop, obtain Regulatory Approval for, or Commercialize a Licensed Product in a given country in the Territory other than the United States as specified in Section 3.4.1 will in no event constitute a basis for termination of the entire Agreement pursuant to this Section 3.4.4(b) but rather termination of the Agreement with respect to such specific country pursuant to Section 3.4.4(a).
(c)    Notwithstanding the foregoing, in the event that the dispute resolution procedures set forth in Sections 11.11 and 11.12 have been invoked, the above time periods shall be tolled until such time as the final decision of a court from which no appeal is or can be taken determines that Vericel materially breached the Vericel Diligence Obligation and failed to cure such breach within [***] of Vericel’s receipt of notice of such breach from MediWound. The Parties acknowledge and agree that the elections set forth in this Section 3.4.4: (i) have been negotiated by the Parties to fully address any harm that MediWound may incur as a result of Vericel’s material breach of the Vericel Diligence Obligations, and (ii) constitute MediWound’s sole and exclusive remedies with respect to any breach by Vericel of any Vericel Diligence Obligation.
3.4.5    Reports. Vericel shall provide MediWound quarterly with a summary of Development and Commercialization activities relating to the Licensed Products that were performed by Vericel in the previous quarter in order to enable MediWound to monitor Vericel’s compliance with the diligence efforts as described under this Agreement. In addition, Vericel shall provide MediWound by the end of the fourth (4th) quarter of each Calendar Year following the Effective Date, marketing and promotional plans for the Licensed Products for the next Calendar Year, which shall include without limitation pre-launch and launch of the Licensed Products, plans related to the main planned marketing activities and planned price of the Licensed Products.
3.4.6    No Other Covenants. Except as expressly set forth in this Section 3.4, Vericel makes no representation, warranty or covenant, either express or implied, that (a) it will successfully Develop, Commercialize or continue to Develop or Commercialize any Licensed Product in any country, (b) if Commercialized, that any Licensed Product will achieve any particular sales level, whether in any individual country or cumulatively throughout the Territory or (c) Vericel will devote, or cause to be devoted, any level of diligence or resources to Developing or Commercializing any Licensed Product in any country, or in the Territory in general.
3.5    Regulatory Approvals. MediWound will use best efforts to file a Biologics License Application and to secure Regulatory Approval in the United States for the

8976368/35

initial Licensed Product with respect to the Burn Indication. MediWound shall promptly make the required submissions to FDA in order to assign such Regulatory Approval to Vericel promptly after obtaining it, but in no event later than [***] after obtaining such Regulatory Approval, as well as all other filings with Regulatory Authorities or Governmental Authorities in the United States (including INDs) owned or Controlled by MediWound. MediWound shall use diligent efforts in order to secure FDA approval for such assignment. After such assignment, Vericel will assume responsibility for regulatory matters for Licensed Products in the United States. Outside of the United States, Vericel (itself or through its designated Affiliates, Sublicensees, Distributors or other designees) shall have the sole authority, at its sole expense except as otherwise set forth in this Agreement, to file applications for Regulatory Approval of Licensed Products in the Field in the Territory, including communicating with any Regulatory Authority both prior to and following Regulatory Approval, provided that any such application will be provided to MediWound for its review and comments, at least [***] (and if not possible, at the earliest possible time) prior to the filing of any application and provide any communication to MediWound for its review and comments prior to the submission thereof to the Regulatory Authority.
3.6    Pharmacovigilance Agreement; Adverse Event Reporting. Vericel shall be solely responsible for maintaining the safety database for Licensed Products in the Territory. Within [***] after the Effective Date, the Parties shall discuss the timing of entry into a pharmacovigilance agreement on terms that comply with ICH guidelines, including: (i) providing detailed procedures regarding the maintenance of core safety information and the exchange of Safety Data relating to all Licensed Product worldwide within appropriate timeframes and in an appropriate format to enable each Party to meet both expedited and periodic regulatory reporting requirements, and (ii) ensuring compliance with the reporting requirements of all applicable Regulatory Authorities on a worldwide basis for the reporting of Safety Data in accordance with standards stipulated in the ICH guidelines, and all applicable regulatory and legal requirements regarding the management of Safety Data. As between the Parties: (a) after the effective date of the pharmacovigilance agreement, Vericel shall become responsible for the pharmacovigilance surveillance and timely reporting of all relevant adverse drug reactions/experiences, Licensed Product quality, Licensed Product complaints and Safety Data relating to any Licensed Product to the appropriate Regulatory Authorities in the Territory; and (b) MediWound or its licensee(s) shall be responsible for the pharmacovigilance surveillance and timely reporting of all relevant adverse drug reactions/experiences, Licensed Product quality, Licensed Product complaints and Safety Data relating to any Licensed Product to the appropriate Regulatory Authorities worldwide prior to the effective date of the pharmacovigilance agreement and following the effective date of the pharmacovigilance agreement solely outside the Territory in accordance with the terms of the pharmacovigilance agreement, in each case in accordance with applicable Laws. The Parties shall cooperate with each other with respect to their respective pharmacovigilance responsibilities, and each Party shall be solely responsible for costs relating to its respective pharmacovigilance responsibilities, unless agreed otherwise by the Parties in writing.
3.7    Commercialization Activities.

8976368/35

3.7.1    General. As between the Parties, Vericel shall have sole and exclusive control, at its sole expense, over all matters relating to the Commercialization of Licensed Products in the Field in the Territory, including sole and exclusive control over pricing of Licensed Products.
3.7.2    Branding.
(a)    General. Vericel and its designated Affiliates or Sublicensees shall have the right to brand all Licensed Products in the Territory using any one or more Trademarks, including any Licensed Trademark, that it determines appropriate for a Licensed Product, which may vary by country or within a country. Vericel or its designated Affiliates or Sublicensees shall own all rights, title and interests in and to such Trademarks (excluding the Licensed Trademarks, names, logos and other marks owned by or on behalf of MediWound or its Affiliates) and Vericel or such Affiliates or Sublicensees may file, seek registration of and maintain such Trademarks in the countries and regions they determine reasonably necessary.
(b)    License Grant; Use of Licensed Trademarks. Effective as of the Effective Date, MediWound hereby grants to Vericel an exclusive (even as to MediWound), sublicensable, royalty-free, fully paid-up, license in the Territory to use the Licensed Trademarks and a non-exclusive, sublicensable, royalty-free, fully paid-up, license to use the MediWound name and trademark, in each case, in connection with the Development and Commercialization of Licensed Products in or for the Territory. All uses of the Licensed Trademarks by Vericel (and its Affiliates, Sublicensees and Distributors) in connection with the Development and Commercialization of Licensed Products in or for the Territory shall be in accordance with Regulatory Approvals and all applicable Laws and MediWound’s quality control guidelines for the Licensed Trademarks, as may be amended from time to time. Vericel (and its Affiliates) shall only use the Licensed Trademarks pursuant to the terms of this Agreement in connection with the research, Development and Commercialization of Licensed Products in the Territory. Vericel shall not (and shall cause its Affiliates, Sublicensee and Distributors not to) use such Licensed Trademark to identify, or in connection with the marketing of, any other products. MediWound shall own and retain all rights to the Licensed Trademarks (in each case, together with all goodwill associated therewith throughout the Territory), and Vericel shall assign (and shall cause its Affiliates, Sublicensees, subcontractors, and Distributors to assign), and hereby does assign, to MediWound, all of its and their right, title and interest in and to such Licensed Trademarks.
(c)    Websites. Schedule 3.7.2(c) contains a description of all websites of MediWound relating to Licensed Products (the “Websites”), including information on the IP addresses. MediWound has all rights required to operate and maintain the Websites. The Websites are not linked to any websites containing unlawful or illicit content. All links to Third Party pages are lawful, and consents required for such links have been obtained. Vericel shall establish one or more websites relating to Licensed Products for the Territory which MediWound hereby consents to be linked to

8976368/35

nexobrid.com, provided that such websites are not linked to any third party websites containing unlawful or illicit content and all links to third party pages are lawful, and consents required for such links have been obtained.
3.7.3    International and Regional Meetings. In the event that there is an international meeting being held in a country in the Territory, Vericel will have control of the presence at the meeting for Licensed Products, and MediWound may request to be included in such meeting with the right to have representation (use or shared space). In the event that there is a regional meeting for or in the Territory, Vericel will have control of the presence at the meeting for Licensed Products. In the event that there is an international meeting being held outside the Territory, MediWound or any party identified to Vericel by MediWound to act on its behalf will have control of the presence at the meeting for Licensed Products, and Vericel may request to be included in such meetings with the right to have representation (use or shared space) for Licensed Products. Notwithstanding the foregoing, each Party acknowledges that the other Party may be present at any international meeting in the other Party’s territory regarding products that are not Licensed Products.
3.8    Extra-Territorial Sales.
3.8.1    Subject to applicable Law, Vericel agrees not to engage in any advertising or promotional activities relating to the Licensed Products directed primarily to customers or other buyers or users of the Licensed Products located outside the Territory or to accept orders for the Licensed Products from or to sell the Licensed Products outside of the Territory, and if Vericel receives any order for the Licensed Products from outside of the Territory, it shall refer such orders to MediWound. Subject to applicable Law and with the exception of sales to BARDA or another office of the U.S. Department of Health and Human Services under the BARDA Agreements, MediWound agrees not to engage in any advertising or promotional activities relating to the Licensed Products directed primarily to customers or other buyers or users of the Licensed Products located in the Territory or to accept orders for the Licensed Products from or to sell the Licensed Products inside the Territory, and if MediWound receives any order for the Licensed Products from inside the Territory, it shall refer such orders to Vericel.
3.8.2    Vericel will and shall ensure that its Affiliates, Sublicensees and Distributors will use reasonable efforts to monitor and prevent exports of the Licensed Products outside of the Territory (other than for the benefit of or as directed by MediWound) using methods permitted under applicable Law that are commonly used in the industry for such purpose (if any), and shall promptly inform MediWound of any such exports of the Licensed Products and any actions taken to prevent such exports. Vericel agrees to take reasonable actions requested in writing by MediWound that are consistent with applicable Law to prevent exports of the Licensed Products from the Territory (other than for the benefit of or as directed by MediWound). MediWound will and shall ensure that its Affiliates and sublicensees will use reasonable efforts to monitor and prevent exports of the Licensed Products into the Territory (other than for the benefit of or as directed by Vericel) using methods permitted under applicable Law that are commonly used in the industry for such purpose (if any), and shall promptly inform

8976368/35

Vericel of any such exports of the Licensed Products and any actions taken to prevent such exports. MediWound agrees to take reasonable actions requested in writing by Vericel that are consistent with applicable Law to prevent exports of the Licensed Products into the Territory (other than for the benefit of or as directed by Vericel).
3.9    Manufacturing and Supply. MediWound will supply Licensed Products pursuant to the terms of a supply agreement to be executed concurrently herewith (the “Supply Agreement”).
4.    LICENSE GRANTS.
4.1    Exclusive License from MediWound to Vericel. As of the Effective Date, MediWound hereby grants to Vericel an exclusive license (exclusive even as to MediWound) under the MediWound Technology and MediWound’s interest in the Joint Technology to Develop, have Developed, Commercialize, have Commercialized (but not to Manufacture or have Manufactured) Licensed Products in the Field and in the Territory. Notwithstanding the rights granted to Vericel in this Section 4.1, and without limiting the generality of Section 4.4, the Parties acknowledge that MediWound retains the right (non-sublicensable) to practice the MediWound Technology in the Territory to fulfill its obligations under this Agreement and the Supply Agreement, including Manufacturing the Licensed Products for Vericel, and under the BARDA Agreements until such time as MediWound’s obligations regarding Development and Commercialization of Licensed Products under the BARDA Agreements are transferred to and assumed by Vericel. For clarification purposes, this Section 4.1 shall not limit MediWound in any way from practicing the MediWound Technology for any product other than the Licensed Product.
4.2    Vericel Sublicense Rights.
4.2.1    Vericel Sublicensees. Vericel shall have the right to grant sublicenses, directly or indirectly, to its Affiliates and Third Parties of any and all rights granted to Vericel under this Agreement by MediWound, including any and all rights licensed to Vericel pursuant to Section 4.1. Each sublicense agreement shall be in writing and provide that the applicable Sublicensee is bound by all applicable terms and conditions of this Agreement, including with respect to record keeping obligations and audit rights. Vericel shall remain responsible for the payment to MediWound of all milestone payments and royalties payable with respect to Net Sales of Licensed Products made by such Sublicensees. Vericel shall be responsible for the acts and omissions of its Sublicensees. Vericel shall deliver to MediWound a true, accurate and complete copy of each sublicense agreement and any material amendment or addendum thereto entered into by Vericel promptly after the execution of such sublicense agreement, amendment or addendum (which may include redaction of certain non-financial terms). It is agreed by the Parties that the right to further sublicense under any such sublicense agreement shall be subject to the prior written consent of MediWound, such consent not to be unreasonably withheld, and that if such consent is obtained Vericel shall remain liable towards MediWound with respect to such further sublicense as it is liable for its Sublicensees according to this Agreement.

8976368/35

4.2.2    Vericel Distributors. Subject to the terms and conditions of this Agreement, Vericel, its Affiliates and Sublicensees will have the right to appoint one or more Distributors to resell Licensed Products in finished form purchased from or at the direction of Vericel, its Affiliates or Sublicensees. The commercial rights under the license granted in Section 4.1 may be sublicensed, in full or in part, by Vericel or any of its Affiliates or Sublicensees to permit any such Distributor to resell Licensed Products pursuant to a written distribution agreement entered into with such Distributor. The terms and conditions of Section 4.2.1 will not apply with respect to the grant of such sublicense to a Distributor and such Distributor will not be deemed a “Sublicensee” hereunder as a result of any such sublicense. Vericel shall be responsible for the acts and omissions of any such Distributor. Vericel shall deliver to MediWound a true, accurate and complete copy of each distribution agreement entered into by Vericel, its Affiliates and Sublicensees and any material amendment or addendum thereto promptly after the execution of such distribution agreement, amendment or addendum (which may include redaction of certain non-financial terms).
4.2.3    Confidential Information. Notwithstanding any provision of this Agreement to the contrary, all information of the Parties, their Affiliates or their licensees or sublicensees that is disclosed to the other Party under this Section 4.2 shall be deemed to be the Confidential Information of the disclosing Party and subject to the provisions of Section 7.
4.3    Rights of Reference.
4.3.1    MediWound to Vericel. MediWound hereby grants to Vericel a “Right of Reference,” as that term is defined in 21 C.F.R. § 314.3(b), 21 C.F.R. § 312.23(b) (or any analogous Law recognized outside of the United States), to all Data Controlled by MediWound or its Affiliates that relate to any Licensed Product, and MediWound shall provide a signed statement to this effect, if requested by Vericel, in accordance with 21 C.F.R. § 314.50(g)(3) (or any analogous Law outside of the United States).
4.3.2    Vericel to MediWound. Vericel hereby grants to MediWound a “Right of Reference,” as that term is defined in 21 C.F.R. § 314.3(b), 21 C.F.R. § 312.23(b) (or any analogous Law recognized outside of the United States), to the BLA for any Licensed Product for the Burn Indication and other filings with Regulatory Authorities Controlled by Vericel or its Affiliates that relate to any Licensed Product in the Burn Indication for use in connection with any product of MediWound, and Vericel shall provide a signed statement to this effect, if requested by MediWound, in accordance with 21 C.F.R. § 314.50(g)(3) (or any analogous Law outside of the United States).
4.4    No Implied Rights. Except as expressly provided in this Agreement, neither Party shall be deemed to have granted the other Party (by implication, estoppel or otherwise) any right, title, license or other interest in or with respect to any intellectual property, Know-How or information Controlled by such Party.
4.5    Initial Data Transfer. Promptly following the Effective Date, MediWound shall disclose to Vericel all MediWound Know-How necessary or useful in connection with securing Regulatory Approval and Commercializing Licensed Products in the Territory,

8976368/35

including without limitation editable copies of (a) customer lists, marketing materials, training materials, market research and any other marketing materials, (b) material minutes, videos, and related materials of any meetings with advisors, consultants and physicians related to commercialization, and (c) and other Data Controlled by MediWound, together with such additional MediWound Know-How as Vericel may reasonably request, in each case to the extent developed by MediWound on or prior to the Effective Date, in either the format in which such MediWound Know-How then exists or in such other format as Vericel may reasonably request (including by download of digital files to a secure website or e-room designated and controlled by Vericel).
4.6    Non-Competition Obligations. During the Term, (a) Vericel shall not, directly or indirectly, itself or through any Subsidiary, Sublicensee or Third Party, Develop or Commercialize in the Territory any product containing bromelain for use in any indications other than Burn Indications and (b) MediWound shall not, directly or indirectly, itself or through any Subsidiary, Sublicensee or Third Party, Develop or Commercialize any Similar Product in the Territory. Each Party will use commercially reasonable efforts to actively monitor customer usage of pharmaceutical products containing bromelain in the Territory and limit sales to permitted indications for such Party.
4.7    Assignment of Contracts. On the Effective Date, MediWound will assign, and will cause its Subsidiaries to assign, to Vericel all contracts listed on Schedule 4.7 (the “Assigned Contracts”). Promptly following the written request by Vericel, MediWound will, at Vericel’s option, assign or terminate the Existing Distribution Agreements.
4.8    Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by a Party to the other are and will otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the Bankruptcy Code. The Parties agree that the Parties and their respective Sublicensees, as Sublicensees of such rights under this Agreement, will retain and may fully exercise all of their rights and elections under the Bankruptcy Code and any foreign counterpart thereto.
5.    PAYMENTS.
5.1    Upfront Payment. In consideration for the exclusive license granted to Vericel in Section 4.1, Vericel shall pay to MediWound a one-time non-refundable payment of seventeen million five hundred thousand dollars ($17,500,000), within ten (10) days following the Effective Date.
5.2    Development Milestone Payments. Vericel shall pay MediWound the amounts set forth below within [***] days following the first occurrence of the event described below for the first Licensed Product to achieve such event (the “Development Milestone Payment”).

8976368/35

Development Milestone Event	Development Milestone Payment
Approval of BLA in the United States	$7,500,000

The Development Milestone Payment set forth above shall be non-refundable (except for amounts paid in error) and shall be payable one time only (regardless of the number of Licensed Products with respect to which, or the number of times with respect to any Licensed Product, the specified Development Milestone Event occurs). No Development Milestone Payments shall be payable for any subsequent Licensed Product regardless of the number of Licensed Products Developed.
5.3    Sales Milestone Payments. Vericel shall pay MediWound the following non-refundable (except for amounts paid in error) one-time payments (each, a “Sales Milestone Payment”) when aggregate Net Sales of all Licensed Products in the Territory in a Calendar Year (the “Total Annual Net Sales”) first reach the respective thresholds indicated below:

Total Annual Net Sales	Sales Milestone Payment
Total Annual Net Sales exceeding $75 million	$7,500,000
Total Annual Net Sales exceeding [***]	[***]
Total Annual Net Sales exceeding [***]	[***]
Total Annual Net Sales exceeding [***]	[***]
Total Annual Net Sales exceeding [***]	[***]

Vericel shall make any Sales Milestone Payment payable with respect to a Calendar Year within [***] after the end of the applicable Calendar Year. For the avoidance of doubt, each of the Sales Milestone Payments set forth above shall be payable one time only, regardless of the number of times the corresponding Total Annual Net Sales levels are achieved. It is agreed that in case the Total Annual Net Sales achieved is the second, third, fourth or fifth stage and the previous step was not yet achieved, then the Sales Milestone Payment related to the previous step (or steps) shall be payable in addition to the relevant Sales Milestone Payment (for illustration purposes, if at a certain year the [***].
5.4    Royalty Payments; BARDA Purchases.
5.4.1    Royalties for the United States. Subject to the provisions of Section 5.4.5, Vericel shall pay MediWound non-refundable (except for amounts paid in error) royalties in the amount of the royalty rates set forth below of the aggregate Net Sales resulting from the sale of all Licensed Products, in the United States during each Calendar Year of the applicable Royalty Term for each Licensed Product:

8976368/35

Annual U.S. Net Sales of Licensed Products	Royalty Rate
Amount above [***]	[***]
Amount above [***]	[***]
Amount above [***]	[***]
Amount above [***]	[***]

Each royalty rate set forth in the table above shall apply only to that portion of the Net Sales of the Licensed Products in the United States during a given Calendar Year that falls within the indicated range.
5.4.2    Payments for Purchases under the BARDA Agreements. The Party in receipt of the revenue from sales to BARDA or another office of the U.S. Department of Health and Human Services (“BARDA Purchases”) shall make the following payments to the other Party for BARDA Purchases of Licensed Products in the amounts set forth below:
(a)    BARDA Purchases from MediWound.

Description	Payment to Vericel
BARDA Purchases of Licensed Product from MediWound on committed (CLIN 0002) procurement under BARDA Contract HHSO100201500035C	[***]
BARDA Purchases of Licensed Product from MediWound beyond committed (CLIN 0002) procurement under BARDA Contract HHSO100201500035C	[***]

(b)    BARDA Purchases from Vericel.

Description	Payment to MediWound
BARDA Purchases of Licensed Product from Vericel on committed (CLIN 0002) procurement under BARDA Contract HHSO100201500035C	[***]
BARDA Purchases of Licensed Product from Vericel beyond committed (CLIN 0002) procurement under BARDA Contract HHSO100201500035C	[***]

*In the event that an amendment to the Development Plan involves an agreement by the Parties to execute an expanded access study relating to a Licensed Product and BARDA or another office of the U.S. Department of Health and Human Services agrees to fund such study under the BARDA Agreements, the payment to Vericel (if purchased from MediWound) or MediWound (if purchased from Vericel), will be changed to [***].

8976368/35

(c)    Responsibility for Sales to BARDA. Until such time as MediWound’s obligations regarding the sale of Licensed Products under the BARDA Agreements are transferred to and assumed by Vericel, MediWound shall be responsible for selling activities in relation to BARDA Purchases.
(d)    Other BARDA Fees. In the event that BARDA or another office of the U.S. Department of Health and Human Services pays other fees in connection with BARDA Purchases or the BARDA Agreements (beyond committed (CLIN 0002) procurement under BARDA Contract HHSO100201500035C), including without limitation fees for vendor managed inventory, the Parties will discuss and mutually agree to an allocation of such fees that will [***].
5.4.3    Royalties Outside the United States. Subject to the provisions of Section 5.4.5, Vericel shall pay MediWound royalties of [***] percent [***] of the aggregate Net Sales resulting from the sale of Licensed Products in Canada and/or Mexico during each Calendar Year of the applicable Royalty Term for each Licensed Product. For the sake of clarity, the foregoing [***] percent [***] royalty will also apply to income received by Vericel under the Existing Distribution Agreements in the event any such agreements are assigned to Vericel.
5.4.4    Fully Paid-Up, Royalty Free License. Following expiration of the Royalty Term for any Licensed Product in a given country, no further royalties shall be payable in respect of sales of such Licensed Product in such country and, thereafter the licenses granted to Vericel under Sections 4.1 and 3.7.2(b) with respect to such Licensed Product in such country shall automatically become fully paid-up, perpetual, irrevocable and royalty-free.
5.4.5    Royalty Adjustments. The following adjustments shall be made, on a Licensed Product-by-Licensed Product and country-by-country basis, to the royalties payable pursuant to Section 5.4.1, in each case, subject to the limitations set forth in Section 5.4.6:
(a)    Third Party Patents. If, Vericel, in its reasonable judgment, determines that it is required to obtain a license from any Third Party in order to avoid infringement of such Third Party’s patent rights as a result of the practice of its Development and/or Commercialization of any Licensed Product, whether directly or through any Vericel Affiliate or Sublicensee, then Vericel may, in its sole discretion, negotiate and obtain a license under such Patent Right(s) (each such Third Party license referred to herein as an “Additional Third Party License”). To the extent arising after the Effective Date and not known to MediWound as of the Effective Date, any royalty otherwise payable to MediWound under this Agreement with respect to Net Sales of any Licensed Product by Vericel, its Affiliates or Sublicensees shall be reduced by [***]. It is further clarified that in case [***].
(b)    No Adjustment for MediWound Third Party Agreements or MediWound In-Licenses. MediWound shall be solely responsible for (i) all obligations (including any royalty or other obligations that relate to the MediWound Technology) under its agreements with Third Parties that are in effect as of the Effective Date or that

8976368/35

MediWound enters into during the Term, in each case, other than the Assigned Contracts, and (ii) all payments to inventors (other than inventors that are Representatives of Vericel) of MediWound Technology or Joint Technology, including payments under inventorship compensation Laws.
(c)    Biosimilar Competition. As used in this Section 5.4.5(c), “Biosimilar Competition” means, with respect to a given Licensed Product in a given country in the Territory, that (a) one or more Biosimilar Products to such Licensed Product are available in such country and (b) [***]. Notwithstanding any provision of this Agreement to the contrary, upon the occurrence of Biosimilar Competition with respect to a Licensed Product in a given country in the Territory, any royalty payments owed with respect to such Licensed Product in such country pursuant to this Section 5.4 shall be [***].
5.4.6    Limitations on Adjustments. Notwithstanding anything herein to the contrary, in no event shall the royalties payable to MediWound for any Licensed Product under this Agreement be [***].
5.5    Sublicense Income. In addition to any and all the payments to be made under Sections 5.2, 5.3 and 5.4 above, Vericel shall pay to MediWound a percentage of any Sublicense Income received by Vericel as indicated in the table below:

Type of Sublicense Income	% of Sublicense Income Payable to MediWound
Sublicense Income received by Vericel for grants of rights within the United States	[***]
Sublicense Income received by Vericel for grants of rights outside the U.S.	[***]

5.6    Reports and Payments.
5.6.1    Cumulative Royalties. The obligation to pay royalties under this Agreement shall be imposed only once with respect to any sale of any given unit of a Licensed Product.
5.6.2    Royalty and Sublicense Income Reports. Within [***] after the end of each Calendar Quarter and [***] after the end of each Calendar Year, Vericel shall deliver to MediWound a report setting out all details necessary to calculate the royalties and Sublicense Income due under this Section 5 for such Calendar Quarter, including with respect to each country:
(a)    Number of each Licensed Product sold by Vericel, its Affiliates and Sublicensees in each country, and the corresponding name of each such Licensed Product;

8976368/35

(b)    Gross sales, Net Sales of each Licensed Product made by Vericel, its Affiliates and Sublicensees;
(c)    Royalties;
(d)    Sublicense Income;
(e)    The method and currency exchange rates (if any) used to calculate the royalties and Sublicense Income; and
(f)    Date of First Commercial Sale.
5.6.3    Royalty and Sublicense Payment Terms. Within [***] after the end of each Calendar Quarter and [***] after the end of each Calendar Year, Vericel shall pay MediWound the royalties and Sublicense Income with respect to the applicable quarter and in accordance with the report submitted in accordance with Section 5.6.2 above.
5.6.4    Taxes and Withholding. It is understood and agreed between the Parties that any payments made by Vericel under this Agreement are exclusive of any value added or similar tax imposed upon such payments. In addition, in the event any payments made by Vericel pursuant to this Agreement become subject to withholding taxes under the Laws or regulations of any jurisdiction or Governmental Authority, Vericel shall deduct and withhold the amount of such taxes for the account of MediWound to the extent required by applicable Laws or regulations; such amounts payable to MediWound shall be reduced by the amount of taxes deducted and withheld; and Vericel shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and transmit to MediWound an official tax certificate or other evidence of such tax obligations together with proof of payment from the relevant Governmental Authority of all amounts deducted and withheld sufficient to enable MediWound to claim such payment of taxes. Any such withholding taxes required under applicable Laws or regulations to be paid or withheld shall be an expense of, and borne solely by, MediWound. Each Party agrees to cooperate with the other Party in claiming refunds or exemptions from such deductions or withholdings under any relevant agreement or treaty which is in effect. The Parties shall discuss applicable mechanisms for minimizing such taxes to the extent possible in compliance with applicable Laws. Vericel will provide MediWound with reasonable assistance to enable MediWound to recover such taxes as permitted by applicable Laws or regulations.
5.6.5    Currency. All amounts payable and calculations under this Agreement shall be in United States dollars. As applicable, Net Sales and any adjustments to payments under this Agreement shall be translated into United States dollars at the exchange rate used by Vericel for public financial accounting purposes. If, due to restrictions or prohibitions imposed by national or international authority, a given payment cannot be made as provided in this Section 5, the Parties shall consult with a view to finding a prompt and acceptable solution. If the Parties are unable to identify a mutually acceptable solution regarding such payment, then Vericel may elect, in its sole discretion, to deliver such payment in the relevant jurisdiction and in the local currency of the relevant jurisdiction.

8976368/35

5.6.6    Method of Payment. Except as permitted pursuant to Section 5.6.5, each payment hereunder shall be made by electronic transfer in immediately available funds via a bank wire transfer as set forth in the attached Schedule 5.6.6 as may be amended in writing and executed by the CFO or the CEO of MediWound at least [***] before the payment is due.
5.6.7    Record Keeping. Vericel shall keep and shall cause its Affiliates and Sublicensees to keep books and accounts of record in connection with the sale of Licensed Products in sufficient detail to permit accurate determination of all figures necessary for verification of royalties and Sales Milestone Payments to be paid hereunder and in accordance with the guidelines and standard of books of the Big Four. Vericel and its Affiliates and Sublicensees shall maintain such records for a period of at least [***] after the end of the Calendar Quarter in which they were generated. The annual financial statements of Vericel shall be audited as required by Law [***].
5.6.8    Audits. Upon [***] prior notice from MediWound, Vericel shall permit an independent certified public accounting firm from the Big Four or from other accounting firm of nationally recognized standing selected by MediWound and reasonably acceptable to Vericel, to examine, at MediWound’s sole expense, the relevant books and records of Vericel and its Affiliates and Sublicensees as may be reasonably necessary to verify the amounts reported by Vericel in accordance with Section 5.6.2 and the payment of royalties and Sales Milestone Payments hereunder. An examination by MediWound under this Section 5.6.8 shall occur not more than once in any Calendar Year and shall be limited to the pertinent books and records for any Calendar Year ending not more than five (5) years before the date of the request. The accounting firm shall be provided access to such books and records at Vericel’s or its Affiliates’ or Sublicensees’ facility(ies) where such books and records are normally kept and such examination shall be conducted during Vericel’s normal business hours. Vericel may require the accounting firm to sign a reasonably acceptable non-disclosure agreement before providing the accounting firm with access to Vericel’s or its Affiliates’ or Sublicensees’ facilities or records. Upon completion of the audit, the accounting firm shall provide both Vericel and MediWound a written report disclosing any discrepancies in the reports submitted by Vericel or the royalties or Sales Milestone Payments paid by Vericel, and, in each case, the specific details concerning any discrepancies.
5.6.9    Underpayments/Overpayments. If any audit conducted pursuant to Section 5.6.8 concludes that additional royalties, Sublicense Income or milestone payments were due to MediWound, then Vericel will pay to MediWound the additional royalties, Sublicense Income or milestone payments, plus interest on the deficient amount, as calculated pursuant to Section 5.6.10, within [***] of the date Vericel receives such accountant’s written report. Further, if the amount of such underpayments [***]. If any audit conducted pursuant to Section 5.6.8 concludes that Vericel overpaid royalties or Sales Milestone Payments to MediWound, then such overcharges or overpayments shall be credited against future royalty payments.

8976368/35

5.6.10    Late Payments. Any payments due under this Agreement shall be due on such date as specified in this Agreement and, in the event such date is not a Business Day, then the next succeeding Business Day. In the event that any payment due under this Agreement is not made when due, the amount due shall accrue interest beginning on the [***] following the date on which such payment was due, calculated at the [***] for the due date, or, if lower, the maximum rate permitted by law, calculated from the due date until paid in full. Each payment made after the due date shall be accompanied by all interest so accrued. Notwithstanding the foregoing, a Party shall have recourse to any other remedy available at law or in equity with respect to any delinquent payment, subject to the terms of this Agreement.
5.6.11    Other Reports. Vericel will provide MediWound any reports and information and any related documentations in a timely manner, which shall be required for MediWound to comply with any applicable Law (including, but not limited to, any securities law and regulations), terms of the BARDA Agreements and any MediWound In-License agreements.
5.6.12    Confidentiality. Notwithstanding any provision of this Agreement to the contrary, all reports and financial information of the Parties, their Affiliates or their Sublicensees which are provided to or subject to review by the other Party under this Section 5 shall be deemed to be the Confidential Information of the reporting or audited Party, as applicable, and subject to the provisions of Section 7.
5.6.13    MediWound Payments. In the event that MediWound is required to make any payments under Section 5.4.2 or Section 5.7, the provisions of Section 5.6 shall apply mutatis mutandis.
5.7    [***]

5.1    No Guarantee of Success. Vericel and MediWound acknowledge and agree that payments to MediWound pursuant to Section 5.2, Section 5.3 and Section 5.4: (a) have been included in this Agreement on the basis that they are only payable or otherwise relevant if a Licensed Product is successfully Developed or Commercialized, as applicable, and (b) are not intended to be used and will not be used as a measure of damages if this Agreement is terminated for any reason, including pursuant to Vericel’s right to terminate for convenience in compliance with the terms of this Agreement, before any such success is achieved and such amounts become due.
6.    INTELLECTUAL PROPERTY.
6.1    Ownership of Intellectual Property.
6.1.1    Ownership of Inventions. Subject to the grant of licenses to Vericel under Section 4.1 and the Parties’ other rights and obligations under this Agreement, including Sections 6.1.2 and 6.1.3, each Party shall own all rights, title and interests in and to: (a) any and all Know-How and Licensed Products (i) owned by such Party prior to the Effective Date or (ii) made solely by or on behalf of such Party or its Representatives in connection with their activities under this Agreement and (b) any and all Patent Rights claiming any such Know-

8976368/35

How, or Licensed Products described in clause (a) of this Section 6.1.1. Inventorship shall be determined in accordance with United States patent laws.
6.1.2    Ownership of Sponsored Technology. Notwithstanding any provision of Section 6.1.1 to the contrary, MediWound shall own all rights, title and interests in and to: (a) any and all Know-How, whether or not patentable and including all pharmacological, toxicological, pre-clinical, clinical, analytical, manufacturing related, quality control and other data, discovered, developed or made solely by or on behalf of MediWound or its Representatives related to the Licensed Products or MediWound Technology or made either by MediWound or jointly by or on behalf of (i) MediWound or its Representatives and (ii) Vericel or its Representatives directly related to the Licensed Products or MediWound Technology (“Sponsored Know-How”) and (b) any and all Patent Rights claiming any invention included in Sponsored Know-How (“Sponsored Patent Rights,” and, together with Sponsored Know-How, “Sponsored Technology”). Vericel agrees to assign and hereby assigns, and shall cause its Representatives to assign, to MediWound all rights, title and interests throughout the world in and to any and all Sponsored Technology. Further, Vericel shall, and shall cause its Representatives to (a) disclose to MediWound any Sponsored Technology created or conceived during the Term, (b) deliver all physical embodiments of Sponsored Technology to MediWound and (c) execute any and all assignments, applications for domestic and foreign patents and other documents and to do such other acts (including the execution and delivery of instruments of further assurance or confirmation) reasonably requested by MediWound to assign the Sponsored Technology to MediWound and to permit MediWound or its designees to practice and enforce the Sponsored Technology.
6.1.3    Ownership of Joint Technology. Notwithstanding any provision of Section 6.1.1 to the contrary, the Parties shall jointly own all rights, title and interests in and to: (a) any and all Know-How, whether or not patentable and including all pharmacological, toxicological, pre-clinical, clinical, analytical, manufacturing related, quality control and other data, discovered, developed or made solely by or on behalf of Vericel or its Representatives (excluding MediWound) directly related to the Licensed Products for use in the Burn Indication or MediWound Technology (“Joint Know-How”) and (b) any and all Patent Rights claiming any invention included in Program Know-How (“Joint Patent Rights,” and, together with Joint Know-How, “Joint Technology”). Subject to the grant of licenses to Vericel under Section 3.1 and the Parties’ other rights and obligations under this Agreement, each Party shall be free to exploit, either itself or through the grant of licenses to Third Parties (which Third Party licenses may be further sublicensed), Joint Patent Rights and Joint Know-How throughout the world without restriction, without the need to obtain further consent from or provide notice to the other Party, and without any duty to account or otherwise make any payment of any compensation to the other Party.
6.2    Patent Rights.
6.2.1    Filing, Prosecution and Maintenance of MediWound Patent Rights and Joint Patent Rights. To the extent certain MediWound Patent Rights or Joint Patent Rights include claims directed to the use of the Licensed Products in the Field and in the Territory,

8976368/35

Vericel shall have the first right with respect to such MediWound Patent Rights and the Joint Patent Rights in the Territory (collectively, the “Program Patent Rights”), but not the obligation, to prepare, file, prosecute and maintain the Program Patent Rights at Vericel’s sole cost and expense. Vericel shall consult and reasonably cooperate with MediWound with respect to the preparation, filing, prosecution and maintenance of the Program Patent Rights, including: (i) allowing MediWound a reasonable opportunity and reasonable time to review and comment regarding relevant communications to Vericel and drafts of any responses or other proposed filings by Vericel before any applicable filings are submitted to any relevant patent office or Governmental Authority and (ii) considering in good faith any reasonable comments offered by MediWound with respect to any final filings submitted by Vericel to any relevant patent office or Governmental Authority. MediWound shall promptly execute such documents and perform such acts as may be reasonably necessary for Vericel to prepare, file, prosecute and maintain the Program Patent Rights, including making available to Vericel its authorized attorneys, agents or representatives, or such of its employees, in each case, as are reasonably necessary to assist Vericel in obtaining and maintaining the patent protection described in this Section 6.2.1. If Vericel elects not to file a patent application for an invention or application included in the Program Patent Rights in a given country or elects to cease the prosecution or maintenance of any Program Patent Right in a given country, then Vericel shall provide MediWound with written notice promptly, but not less than [***] before any action is required, upon the decision to not file or continue the prosecution of such patent application or maintenance of such patent, provided that Vericel shall be obligated to file or maintain a patent application in the United States. In such event, MediWound shall have the right, but not the obligation, to file or continue prosecution or maintenance of any such Program Patent Right in such country and at MediWound’s expense. Further, in such event Vericel shall promptly execute such documents and perform such acts as may be reasonably necessary for MediWound to prepare, file, prosecute and maintain the Program Patent Rights, including making available to MediWound its authorized attorneys, agents or representatives, or such of its employees, in each case, as are reasonably necessary to assist MediWound in obtaining and maintaining the patent protection described in this Section 6.2.1. For clarity and notwithstanding the above, with respect to MediWound Patent Rights in the patent family known as MWD/006 and with respect to any of the MediWound Patent Rights or Joint Patent Rights that relate to a MediWound product other than Licensed Products in the Field, MediWound shall have the first right with respect to such MediWound Patent Rights and to such Joint Patent Rights in the Territory and the above terms shall apply mutatis mutandis.
6.2.2    Enforcement and Defense of Patent Rights.
(a)    Enforcement of MediWound Patent Rights and Joint Patent Rights. Each Party will promptly notify the other in the event of any actual, potential or suspected infringement of a patent under the Program Patent Rights in the Territory by any Third Party. As between Vericel and MediWound, Vericel shall have the first right, except as otherwise provided in this Section 6.2.2, but not the obligation, to institute litigation or take other steps to remedy infringement in connection therewith, and any such litigation or steps shall be at Vericel’s expense, subject to MediWound’s obligations to indemnify Vericel for such expenses pursuant to Section 10 (to the extent applicable);

8976368/35

provided that any recoveries resulting from such litigation or steps relating to a claim of Third Party infringement, after deducting Vericel’s out of pocket expenses (including counsel fees and expenses and any amounts paid to MediWound for its cooperation with such litigation) in pursuing such claim, will be awarded to Vericel and treated as Sublicense Income for purposes of payments to MediWound. Vericel shall not, without the prior written consent of MediWound, enter into any compromise or settlement relating to such litigation that (i) admits the invalidity or unenforceability of any Program Patent Rights in the Territory or (ii) requires Vericel or MediWound to abandon or relinquish any Program Patent Rights in the Territory; or (iii) may affect any of MediWound’s rights with respect to MediWound Patent Rights or Joint Patent Rights relate(s) to the Licensed Products outside the Territory. If necessary in order to establish standing for Vericel, MediWound, upon request of Vericel, agrees to timely commence or to join in any such litigation, and in any event to cooperate with Vericel in such litigation or steps, all at Vericel’s expense. MediWound will have the right to consult with Vericel about such litigation and to participate in and be represented by independent counsel in such litigation at MediWound’s own expense. If Vericel fails to institute such litigation or otherwise take steps to remedy the actual, potential or suspected infringement of a Program Patent Right in the Territory (A) within [***] of its receipt of notice thereof in the case of a MediWound Patent Right, or (B) within [***] of its receipt of notice thereof in the case of a Joint Patent Right, then MediWound shall have the right, but not the obligation, upon [***] prior notice to Vericel, at MediWound’s expense, to institute any such litigation and MediWound will solely retain any recoveries resulting from such litigation or steps. If necessary in order to establish standing for MediWound, Vericel, upon request of MediWound, agrees to timely commence or to join in any such litigation, and in any event to cooperate with MediWound in such litigation or steps at MediWound’s expense. Vericel will have the right to consult with MediWound about such litigation and to participate in and be represented by independent counsel in such litigation at Vericel’s own expense. MediWound shall not, without the prior written consent of Vericel, enter into any compromise or settlement relating to such litigation that (i) admits the invalidity or unenforceability of any Program Patent Rights in the Territory or (ii) requires Vericel or MediWound to abandon or relinquish any Program Patent Rights in the Territory. Except in the case of a breach of a term of this Agreement, neither Party shall incur any liability to the other Party as a consequent of any litigation initiated or pursued pursuant to this Section 6.2.2(a) or any unfavorable decision resulting therefrom, including any decision holding any MediWound Patent Right or Joint Patent Right invalid or unenforceable.
6.2.3    Allegations of Infringement and Right to Seek Third Party Licenses.
(a)    Notice. If the Development, Manufacture, Commercialization or use of any Licensed Product, the practice of any MediWound Technology or Joint Technology, or the exercise of any other right granted by MediWound to Vericel hereunder by Vericel or any of its Affiliates or Sublicensees is alleged by a Third Party to infringe, misappropriate or otherwise violate such Third

8976368/35

Party’s Patent Rights or other intellectual property rights, then the Party discovering the same shall, promptly upon becoming aware of such allegation, notify the other Party in writing. Additionally, if either Party determines that, based upon the review of any Third Party Patent Right or other Third Party intellectual property rights, it may be desirable to obtain a license from such Third Party with respect thereto so as to avoid any potential claim of infringement by such Third Party against either Party or their respective Affiliates or Sublicensees, then such Party shall promptly notify the other Party of such determination.
6.2.4    Third Party Infringement Suits. Each of the Parties shall promptly notify the other in the event that any Third Party files any suit or brings any other action alleging patent infringement by Vericel or MediWound or any of their respective Affiliates or Sublicensees with respect to the Development, Manufacture, Commercialization or use of any Licensed Product or the practice of any Joint Technology (any such suit or other action referred to herein as an “Infringement Claim”). In the case of any Infringement Claim against Vericel (including its Affiliates or Sublicensees) alone or against both Vericel and MediWound (including its Affiliates) solely with respect to the Development or Commercialization of Licensed Products, Vericel shall have the right, but not the obligation, at Vericel’s sole cost and expense subject to the provisions of this Section 6.2.4, to control the defense of such Infringement Claim, including control over any related litigation, settlement, appeal or other disposition arising in connection therewith. MediWound, upon request of Vericel, agrees to join in any litigation associated with any Infringement Claim at Vericel’s expense and in any event to reasonably cooperate with Vericel at Vericel’s expense (in all cases subject to MediWound’s indemnification obligations under Section 10.3). MediWound will have the right to consult with Vericel concerning any Infringement Claim and to participate in and be represented by independent counsel in any associated litigation in which MediWound is a party at MediWound’s own expense. Vericel shall not, without the prior written consent of MediWound, enter into any compromise or settlement relating to such litigation that (i) admits the invalidity or unenforceability of any Program Patent Rights in the Territory or (ii) requires Vericel or MediWound to abandon or relinquish any Program Patent Rights in the Territory; or (iii) may affect any of MediWound’s rights with respect to MediWound Patent Rights or Joint Patent Rights relate(s) to the Licensed Products outside the Territory. In the case of any Infringement Claim against MediWound (including MediWound’s Subsidiaries) alone, MediWound shall have the right, but not the obligation, at MediWound’s sole cost and expense, to control the defense of such Infringement Claim, including control over any related litigation, settlement, appeal or other disposition arising in connection therewith; provided that MediWound shall not, without the prior written consent of Vericel, enter into any compromise or settlement relating to such litigation that (i) admits the invalidity or unenforceability of any Program Patent Rights in the Territory or (ii) requires Vericel or MediWound to abandon or relinquish any Program Patent Rights in the United States or Canada. Vericel shall have the right to consult with MediWound concerning such Infringement Claim and Vericel, upon request of MediWound, will reasonably cooperate with MediWound at MediWound’s expense (but Vericel shall have no obligation to join any Infringement Claim or associated litigation).

8976368/35

6.2.5    Other Actions by Third Parties. Each Party shall promptly notify the other Party in the event of any legal or administrative action by any Third Party involving any Program Patent Rights in the Territory of which it becomes aware, including any nullity, revocation, interference, reexamination or compulsory license proceeding. Vericel shall have the first right, but not the obligation, to defend against any such action involving any Program Patent Rights in the Territory, in its own name (to the extent permitted by applicable Law), and any such defense shall be at Vericel’s reasonable expense, subject to MediWound’s obligations to indemnify Vericel for such expenses pursuant to Section 10 (to the extent applicable). MediWound, upon Vericel’s request, agrees to join in any such action at Vericel’s expense and in any event to cooperate with Vericel at Vericel’s expense. If Vericel fails to defend against any such action involving a MediWound Patent Right or Joint Patent Right, then MediWound shall have the right to defend such action, in its own name, and any such defense shall be at MediWound’s expense. In such event, Vericel, upon MediWound’s request, shall reasonably cooperate with MediWound in any such action at MediWound’s expense.
6.2.6    Patent Term Restoration and Extension. Vericel shall be obligated to seek in the United States and Canada, in MediWound’s name if so required, patent term extensions, and supplemental protection certificates and the like available under Law, including 35 U.S.C. § 156 and applicable foreign counterparts in relation to the Program Patent Rights at Vericel’s sole cost and expense. MediWound and Vericel shall coordinate and cooperate in connection with all such activities. Vericel, its agents and attorneys will give due consideration to all suggestions and comments of MediWound regarding any such activities, but in the event of a disagreement between the Parties, Vericel will have the final decision-making authority; provided, however, that Vericel shall seek (or allow MediWound to seek) to extend any MediWound Patent Right at MediWound’s request, including through the use of supplemental protection certificates and the like, unless in Vericel’s reasonable legal determination such MediWound Patent Right may not be extended under Law without limiting Vericel’s right to extend any other Patent Right.
6.3    Enforcement and Defense of Joint Know-How. Each Party will promptly notify the other in the event of any actual, potential or suspected misappropriation of any MediWound Know-How or Joint Know-How (“Program Know-How”) by any Third Party. As between Vericel and MediWound, with respect to such misappropriation that relates solely to the Licensed Products, Vericel shall have the first right, except as otherwise provided in this Section 6.3, but not the obligation, to institute litigation or take other steps to remedy misappropriation of the MediWound Know-How in the Territory or of the Joint Know-How in connection therewith, and any such litigation or steps shall be at Vericel’s expense, subject to MediWound’s obligations to indemnify Vericel for such expenses pursuant to Section 10 (to the extent applicable); provided that any recoveries resulting from such litigation or steps after deducting Vericel’s out of pocket expenses (including counsel fees and expenses and any amounts paid to MediWound for its cooperation with such litigation) in pursuing such claim, will be shared equally by MediWound and Vericel. Vericel shall not, without the prior written consent of MediWound, enter into any compromise or settlement relating to such litigation that (a) admits that all or any portion of the MediWound Know-How or Joint Know-How is not protectable under relevant trade secret Laws or (b) requires Vericel or MediWound to abandon or

8976368/35

relinquish trade secret protection for any MediWound Know-How or Joint Know-How. If necessary in order to establish standing for Vericel, MediWound, upon request of Vericel, agrees to timely commence or to join in any such litigation, at Vericel’s expense, and in any event to cooperate with Vericel in such litigation or steps at Vericel’s expense. MediWound will have the right to consult with Vericel about such litigation and to participate in and be represented by independent counsel in such litigation at MediWound’s own expense. If Vericel fails to institute such litigation or otherwise take steps to remedy the actual, potential or suspected misappropriation of any MediWound Know-How or Joint Know-How in the Territory (i) within [***] of its receipt of notice thereof in the case of any MediWound Know-How, or (ii) within [***] of its receipt or notice thereof in the case of any Joint Know-How, then MediWound shall have the right, but not the obligation, upon [***] prior notice to Vericel, at MediWound’s expense, to institute any such litigation. If necessary in order to establish standing for MediWound, Vericel, upon request of MediWound, agrees to timely commence or to join in any such litigation, and in any event to cooperate with MediWound in such litigation or steps at MediWound’s expense. Vericel will have the right to consult with MediWound about such litigation and to participate in and be represented by independent counsel in such litigation at Vericel’s own expense. MediWound shall not, without the prior written consent of Vericel, enter into any compromise or settlement relating to such litigation that (a) admits that all or any portion of the MediWound Know-How or Joint Know-How is not protectable under relevant trade secret Laws or (b) requires Vericel or MediWound to abandon or relinquish trade secret protection for any MediWound Know-How or Joint Know-How.
6.4    Recording. If Vericel deems it necessary or desirable to register or record this Agreement or evidence of this Agreement with any patent office or other appropriate Governmental Authority(ies) solely with respect to the Program Patent Rights in one or more jurisdictions in the Territory, MediWound shall reasonably cooperate to execute and deliver to Vericel any documents accurately reflecting or evidencing this Agreement that are necessary or desirable, in Vericel’s reasonable judgment, to complete such registration or recordation. Vericel shall reimburse MediWound for all reasonable out-of-pocket expenses, including attorneys’ fees, incurred by MediWound in complying with the provisions of this Section 6.4.
7.    CONFIDENTIALITY.
7.1    Confidentiality. Except to the extent expressly authorized by this Agreement, the Parties agree that each Party (the “Receiving Party”) receiving any Confidential Information of the other Party (the “Disclosing Party”) hereunder shall: (a) keep the Disclosing Party’s Confidential Information confidential; (b) not disclose, or permit the disclosure of, the Disclosing Party’s Confidential Information; and (c) not use, or permit to be used, the Disclosing Party’s Confidential Information for any purpose other than as expressly permitted under the terms of this Agreement.
7.2    Authorized Disclosure.
7.2.1    Disclosure to Party Representatives. Notwithstanding the foregoing provisions of Section 7.1, the Receiving Party may disclose Confidential Information

8976368/35

belonging to the Disclosing Party to the Receiving Party’s Representatives who (a) have a need to know such Confidential Information in connection with the performance of the Receiving Party’s obligations or the exercise of the Receiving Party’s rights under this Agreement and (b) have agreed in writing to non-disclosure and non-use provisions with respect to such Confidential Information that are at least as restrictive as those set forth in this Section 7. In any event, the Receiving Party shall remain liable for any breach of the terms of this Agreement by such Representative.
7.2.2    Disclosure to Third Parties. Notwithstanding the foregoing provisions of Section 7.1, each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary:
(a)    to Governmental Authorities (i) to the extent desirable to obtain or maintain INDs or Regulatory Approvals for any Licensed Product within the Territory, and (ii) in order to respond to inquiries, requests or investigations relating to Licensed Products in the Territory or this Agreement;
(b)    in connection with filing or prosecuting Program Patent Rights as permitted by this Agreement;
(c)    in connection with prosecuting or defending litigation as permitted by this Agreement; or
(d)    to the extent necessary or desirable in order to enforce its rights under this Agreement.
If the Receiving Party deems it reasonably necessary to disclose Confidential Information belonging to the Disclosing Party pursuant to this Section 7.2.2, then the Receiving Party shall to the extent possible give reasonable advance written notice of such disclosure to the Disclosing Party and take such measures to ensure confidential treatment of such information as is reasonably requested by the Disclosing Party, at the Disclosing Party’s expense.
7.3    SEC Filings and Other Disclosures. Either Party may disclose the terms of this Agreement to the extent required (including any requirement of either Party’s shareholders), to comply with applicable Law, including the rules and regulations promulgated by the United States Securities and Exchange Commission (“SEC”) or any equivalent governmental agency and stock market regulations in any country in the Territory. Before disclosing this Agreement or any of the terms hereof pursuant to this Section 7.3, the Parties will consult with one another on the terms of this Agreement to be redacted in making any such disclosure, with the disclosing Party providing as much advance notice as is feasible under the circumstances, and giving consideration to the comments of the other Party. Further, if a Party discloses this Agreement or any of the terms hereof in accordance with this Section 7.3, such Party shall, at its own expense, seek such confidential treatment of confidential portions of this Agreement, as may be reasonably requested by the other Party.

8976368/35

7.4    Public Announcements; Publications. Except as may be expressly permitted under Section 7.2, neither Party will make any public announcement regarding this Agreement without the prior written approval of the other Party. MediWound shall submit to Vericel for review and approval any proposed public announcement relating to any Licensed Product in the Territory. MediWound will not make any publication or presentation relating to any Licensed Product in the Territory without Vericel’s prior written approval, such approval not to be unreasonably withheld except that no such approval shall be required in connection with any presentation or overview made for shareholders or potential shareholders of MediWound. MediWound shall submit any such intended publication or presentation to Vericel at least [***] prior to submission for publication or presentation in order to enable Vericel to provide any comments and to protect its intellectual property rights and its Confidential Information and to further ensure that such publication or presentation will not adversely affect the Development, Manufacture or the Commercialization of the Licensed Product in the Territory and upon Vericel’s request, will delay publication or presentation of same for an additional [***] in order to enable Vericel to file patent applications to protect its intellectual property rights. For the sake of clarity, nothing in this Agreement shall prevent Vericel from making any scientific publication or public announcement with respect to any product under this Agreement; provided, however, that, except as permitted under Section 7.2, Vericel shall not disclose any of MediWound’s Confidential Information in any such publication or announcement without obtaining MediWound’s prior written consent to do so and shall submit such intended publication to MediWound at least [***] prior to submission of such publication or presentation in order to enable MediWound to provide any comments and to protect its intellectual property rights and its Confidential Information and to further ensure that such publication or presentation will not adversely affect the Development, Manufacture or the Commercialization of the Licensed Product outside the Territory and upon MediWound’s request, will delay publication or presentation of same for an additional [***] in order to enable MediWound to file patent applications to protect its intellectual property rights. With respect to any proposed publications or announcements by investigators or academic or non-profit collaborators, such materials will be subject to review under this Section 7.4 to the extent that Vericel or MediWound, as the case may be, has the right and ability to do so within such time periods. Notwithstanding the foregoing, without prior consent of the other Party, each Party may disseminate material substantially similar to material included in a press release or other document previously approved for external distribution by the other Party. The Parties agree that each Party may release the announcement attached hereto as Schedule 7.4 regarding the signing of this Agreement on or following the Effective Date. The Parties’ rights and obligations in this Section 7.4 shall not derogate from the Parties’ obligations (if any) towards BARDA under the BARDA Agreements.
8.    REPRESENTATIONS AND WARRANTIES; COVENANTS.
8.1    Mutual Representations and Warranties. Each of MediWound and Vericel hereby represents and warrants to the other Party that:
8.1.1    it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;

8976368/35

8.1.2    the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite action under the provisions of its charter, bylaws and other organizational documents, and does not require any action or approval by any of its shareholders or other holders of its voting securities or voting interests;
8.1.3    it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;
8.1.4    this Agreement has been duly executed and is a legal, valid and binding obligation on each Party, enforceable against such Party in accordance with its terms; and
8.1.5    the execution, delivery and performance by such Party of this Agreement and its compliance with the terms and provisions hereof does not and will not conflict with or result in a breach of or default under any Binding Obligation existing as of the Effective Date.
8.2    Representations and Warranties of MediWound. MediWound hereby represents and warrants to Vericel that:
8.2.1    subject to the terms of the BARDA Agreements, MediWound is the sole and exclusive owner of, or otherwise Controls pursuant to a MediWound In-License, the MediWound Technology, all of which is free and clear of any claims, liens, charges or encumbrances;
8.2.2    MediWound has and will have the full right, power and authority to grant all of the rights, title and interests in and to the licenses and other rights granted or to be granted to Vericel, Vericel’s Affiliates or Vericel’s Sublicensees under this Agreement;
8.2.3    as of the Effective Date, (a) Schedule 8.2.3 sets forth a true and complete list of all Patent Rights owned or otherwise Controlled by MediWound or its Subsidiaries that relate to the Licensed Products, (b) each such Patent Right remains in full force and effect and (c) MediWound or its Subsidiaries have timely paid all filing and renewal fees payable with respect to such Patent Rights. For each such Patent Right that is owned, but not owned exclusively, by MediWound, or that is licensed to MediWound, Schedule 8.2.3 identifies the Third Party owner(s) and, if applicable, the MediWound In-License pursuant to which MediWound Controls such MediWound Patent Right;
8.2.4    as of the Effective Date, Schedule 8.2.4 sets forth a [***] related to the Licensed Products. MediWound has provided Vericel with true and correct copies of each of the MediWound In-Licenses. MediWound and its Subsidiaries are in compliance in all material respects with all MediWound In-Licenses;
8.2.5    as of the Effective Date, MediWound has made available to Vericel all material scientific and technical information relating to safety and efficacy known to it or its Subsidiaries with respect to the Licensed Products;

8976368/35

8.2.6    to its best knowledge, the MediWound Patent Rights, are, or, upon issuance, will be, valid and enforceable patents and, as of the Effective Date, no Third Party (a) is infringing any MediWound Patent Right or (b) has challenged or threatened to challenge the scope, validity or enforceability of any MediWound Patent Right (including, by way of example, through the institution or written threat of institution of interference, nullity or similar invalidity proceedings before the United States Patent and Trademark Office or any analogous foreign Governmental Authority);
8.2.7    it has complied in all material respects with all applicable Laws, including any disclosure requirements, in connection with the filing, prosecution and maintenance of the MediWound Patent Rights;
8.2.8    MediWound has independently developed all MediWound Know-How or otherwise has a valid right to use, and to permit Vericel, Vericel’s Affiliates and Vericel’s Sublicensees to use the MediWound Know-How for all permitted purposes under this Agreement;
8.2.9    it has obtained from all inventors of MediWound Technology existing as of the Effective Date, valid and enforceable agreements assigning to MediWound each such inventor’s entire right, title and interest in and to all such MediWound Technology;
8.2.10    neither MediWound nor any of its Subsidiaries are party to or otherwise subject to any agreement, arrangement or settlement which limits the ownership or licensed rights of Vericel or its Affiliates with respect to, or limits the ability of Vericel or its Affiliates to grant a license, sublicense or access, or provide or provide access or other rights in, to or under, any intellectual property right or material (including any Patent Right, Know-How or other data or information), in each case, that would, but for such agreement, arrangement or settlement, be included in the rights licensed or assigned to Vericel or its Affiliates pursuant to this Agreement;
8.2.11    (a) there are no [***] under this Agreement, except for (i) agreements with employees or consultants, (ii) contract research agreements entered into in the ordinary course of business that do not assign or grant to any Third Party any right, title or interest in or to, or any license to the Licensed Products except for the BARDA Agreements and the Existing Distribution Agreements, and (iii) the MediWound Third Party Agreements expressly disclosed in Schedule 8.2.11 (each, a “Disclosed Third Party Agreement”), true and complete copies of which have been provided to Vericel, (b) except as provided in the [***] and the BARDA Agreements, no Third Party has any right, title or interest in or to, or any license under, the Licensed Products in the Territory, (c) no rights granted by or to MediWound or its Subsidiaries under [***] conflict with any right or license granted to Vericel or its Affiliates hereunder and (d) MediWound and its Subsidiaries are in compliance in all material respects with all Disclosed Third Party Agreements;
8.2.12    Schedule 8.2.12 sets forth a complete and accurate list of all pending, previously issued and outstanding loans, grants, awards, material direct incentives, material direct subsidies and agreements for funding (each, a “Grant” and collectively,

8976368/35

“Grants”) from any Governmental Authority related to the Licensed Products granted to MediWound or any of its Subsidiaries, the amount of such Grant and, if applicable, a description of the period for which such Grant applies or applied. MediWound has made available to Vericel true and complete copies of all documents evidencing Grants submitted by MediWound or any of its Subsidiaries and of all letters of approval, and supplements thereto, granted to MediWound or any of its Subsidiaries related to the Licensed Products, except documents that do not contain any information materially different than the information contained in the documents provided to Vericel;
8.2.13    MediWound and its Subsidiaries (a) have complied in all material respects (and any past non-compliance by MediWound or its Subsidiaries has not placed any Grant by the IIA or BARDA related to the Licensed Products at risk of revocation or termination), and are in compliance with the terms and conditions of all Grants related to the Licensed Products, including without limitation the Grants by the IIA and BARDA set forth on Schedule 8.2.12, and (b) have duly fulfilled, in all material respects, all the undertakings and requirements of applicable Laws relating to such Grants;
8.2.14    except as required from IIA or from BARDA in connection with the BARDA Agreements, no consent, approval, authorization or other order of, or filing with, or notice to, any Governmental Authority or other Third Party is required to be obtained or made by MediWound in connection with the authorization, execution and delivery by MediWound of this Agreement;
8.2.15    other than IIA review and approval of this Agreement and the Supply Agreement between the parties and except for the rights of BARDA set forth under the BARDA Agreements, the authorization, execution and delivery of this Agreement by MediWound will not contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate, modify or exercise any right or remedy or require any refund or recapture with respect to, any Grant or other permit, license, consent, authorization, grant, benefit, or right held by MediWound related to the MediWound Technology or Licensed Products in the Territory.
8.2.16    to its best knowledge, the use, research, Development, Manufacture or Commercialization by MediWound or Vericel (or their respective Affiliates or Sublicensees) of any Licensed Product (a) does not and will not infringe any issued patent of any Third Party or (b) will not infringe the claims of any published Third Party patent application when and if such claims issue;
8.2.17    there is no (a) claim, demand, suit, proceeding, arbitration, inquiry, investigation or other legal action of any nature, civil, criminal, regulatory or otherwise, pending or, to the best knowledge of MediWound, threatened against MediWound or any of its Subsidiaries or (b) judgment or settlement against or owed by MediWound or any of its Subsidiaries, in each case in connection with the Licensed Products or relating to the transactions contemplated by this Agreement;

8976368/35

8.2.18    neither MediWound nor any of its Subsidiaries, nor any of their respective employees, officers, directors, or agents, has been debarred or disqualified by any Regulatory Authority, is the subject of a conviction described in 21 U.S.C. § 335a, or is subject to any similar sanction or comparable laws in any country or jurisdiction outside the U.S.;
8.2.19    MediWound, and each of its Subsidiaries that are or will be involved in the conduct of activities under this Agreement, is in compliance with all applicable Laws with respect to the conduct of such activities;
8.2.20    MediWound and its Subsidiaries have conducted, and to MediWound’s knowledge, their respective contractors, consultants and Distributors have conducted prior to the Effective Date, all Development and Commercialization of the Licensed Products in all material aspects in accordance with applicable Law, including, without limitation, that MediWound’s pivotal U.S. Phase III clinical study (DETECT) was performed in accordance with the FD&C Act and the Guidelines for Good Clinical Practice;
8.2.21    all regulatory filings generated, prepared, maintained, and retained by or on behalf of MediWound or its Subsidiaries with respect to the Licensed Products have been maintained or retained pursuant to and in accordance with good laboratory and clinical (if applicable) practice and applicable Law, and all such information is true, complete and correct in all material respects and any material updates, changes, corrections or modification to such regulatory filings required under applicable Law have been submitted to the necessary Regulatory Authorities; and
8.2.22    MediWound (a) is not excluded from, and has not been convicted of any crime or engaged in any conduct that could result in exclusion from, participation in any supranational, national, state or federal healthcare program for the provision of items or services for which payment may be made by such healthcare program, (b) to its best knowledge has not contracted with any Person to conduct activities under this Agreement who is excluded from participation in any such healthcare program and (c) is not subject to a final adverse action, as defined in 42 U.S.C.§ 1320a-7a(e) and 42 U.S.C. § 1320a-7a(g) or comparable laws in any country or jurisdiction other than the U.S., and has no adverse action pending or threatened against it.
8.3    Representations, Warranties and Covenants of Vericel. Vericel hereby represents, warrants and covenants to MediWound that:
8.3.1    Vericel has reviewed the complete BARDA Agreements provided by MediWound and understood the terms and conditions stated therein;
8.3.2    neither Vericel nor any of its Affiliates, nor any of their respective employees, officers, directors, or agents, has been debarred or disqualified by any Regulatory Authority, is the subject of a conviction described in 21 U.S.C. § 335a, or is subject to any similar sanction or comparable laws in any country or jurisdiction outside the U.S.;

8976368/35

8.3.3    it has sufficient resources, including without limitation, qualified personnel and contractors with the requisite skill and expertise, to Develop and Commercialize the Licensed Products in accordance with the terms of this Agreement;
8.3.4    Vericel (a) is not excluded from, and has not been convicted of any crime or engaged in any conduct that could result in exclusion from, participation in any supranational, national, state or federal healthcare program for the provision of items or services for which payment may be made by such healthcare program, (b) to its best knowledge has not contracted with any Person to conduct activities under this Agreement who is excluded from participation in any such healthcare program and (c) is not subject to a final adverse action, as defined in 42 U.S.C.§ 1320a-7a(e) and 42 U.S.C. § 1320a-7a(g) or comparable laws in any country or jurisdiction other than the U.S., and has no adverse action pending or threatened against it;
8.3.5    Vericel shall not, and shall cause its Affiliates not to (a) sell, assign, license or otherwise transfer to any Person (other than MediWound or its Subsidiaries) any Joint Technology for Licensed Products outside the Territory (or agree to do any of the foregoing); or (b) incur, with respect to any MediWound Technology or Joint Technology, any lien, encumbrance, charge, security interest, mortgage, liability, assignment, grant of license or other Binding Obligation, in each case that is or would be inconsistent with the rights of MediWound or its Subsidiaries under this Agreement; provided that, for clarity, this Section 8.3.5 shall not prohibit or restrict existing or future liens or security interests that are standardly granted by Vericel or its Affiliates to commercial lenders in connection with secured financing transactions so long as such lien or security interest shall not affect any of MediWound’s rights following termination of the Agreement for any reason whatsoever.
8.4    MediWound Covenants. In addition to the covenants made by MediWound elsewhere in this Agreement, MediWound hereby covenants to Vericel that, from the Effective Date until expiration or termination of this Agreement, as set forth in this Section 8.4:
8.4.1    MediWound shall not, and shall cause its Affiliates not to (a) sell, assign, license or otherwise transfer to any Person (other than Vericel or its Affiliates or Sublicensees pursuant to the terms of this Agreement) any MediWound Technology or Joint Technology for Licensed Products in the Territory (or agree to do any of the foregoing) or (b) incur or permit to exist, with respect to any MediWound Technology or Joint Technology, any lien, encumbrance, charge, security interest, mortgage, liability, assignment, grant of license or other Binding Obligation, in each case that is or would be inconsistent with the licenses and other rights granted (or to be granted) to Vericel or its Affiliates or Sublicensees under this Agreement.
8.4.2    MediWound will not take any action that diminishes the rights to the Licensed Products granted (or to be granted) to Vericel or Vericel’s Affiliates under this Agreement.

8976368/35

8.4.3    MediWound will use its best efforts to maintain Control of all Patent Rights and Know-How licensed to MediWound under the MediWound In-Licenses and which relate to the Licensed Products. MediWound will not materially and intentionally breach or be in material default under any of its obligations under any MediWound In-License that relate to the Licensed Products. MediWound will not terminate any MediWound In-License in a manner that would terminate rights that are sublicensed to Vericel or Vericel’s Affiliates or Sublicensees. MediWound will remain, and cause its Affiliates to remain, in compliance in all material respects with all MediWound In-Licenses. In the event that MediWound receives notice of an alleged breach or default under a MediWound In-License which may affect the rights granted to Vericel under this Agreement, then MediWound will promptly provide written notice thereof to Vericel if such breach may affect Vericel’s rights under this Agreement and grant Vericel the right (but not the obligation) to cure such alleged breach or such default. In the event that MediWound amends or otherwise modifies a MediWound In-License in any way that may adversely affect the rights granted to Vericel under this Agreement, then MediWound will promptly, but in no event less than [***] before, provide written notice thereof to Vericel and grant Vericel the right (but not the obligation), acting reasonably, to reject any amendment or modification that would either increase Vericel’s obligations under this Agreement, including any financial obligations or decrease Vericel’s rights under this Agreement.
8.4.4    MediWound will remain, and cause its Affiliates to remain, in compliance in all material respects with the terms and conditions of Grants related to the Licensed Products including without limitation the terms and conditions of the BARDA Agreements regarding costs, reimbursements or other funding limitations or restrictions, and will furnish Vericel with copies of all notices received by MediWound or its Affiliates relating to any alleged breach or default by MediWound or its Affiliates of such terms or conditions within [***] after receipt thereof.
8.4.5    MediWound will (a) not enter into any MediWound Third Party Agreement that adversely affects (i) the rights granted (or to be granted) to Vericel, Vericel’s Affiliates or Sublicensees hereunder or (ii) MediWound’s ability to perform its obligations hereunder, (b) not amend or otherwise modify any MediWound Third Party Agreement (including any Disclosed Third Party Agreement) or consent or waive rights with respect thereto in any manner that (i) adversely affects the rights granted (or to be granted) to Vericel or Vericel’s Affiliates or Sublicensees hereunder or (ii) MediWound’s ability to perform its obligations hereunder, (c) promptly furnish Vericel with true and complete copies of all (i) amendments to the Disclosed Third Party Agreements and (ii) MediWound Third Party Agreements and related amendments executed following the Effective Date, provided that financial terms may be redacted, (d) remain, and cause its Affiliates to remain, in compliance in all material respects with all MediWound Third Party Agreements (including Disclosed Third Party Agreements), and (e) furnish Vericel with copies of all notices received by MediWound or its Affiliates relating to any alleged breach or default by MediWound or its Affiliates under any MediWound Third Party Agreement (including any Disclosed Third Party Agreement) within [***] after receipt thereof.

8976368/35

8.4.6    MediWound will not enter into or otherwise allow itself or its Affiliates to be subject to any agreement, arrangement or settlement which limits the ownership or licensed rights of Vericel or its Affiliates with respect to, or limits the ability of Vericel or its Affiliates to grant a license, sublicense or access, or provide or provide access or other rights in, to or under, any intellectual property right or material (including any Patent Right, Know-How or other data or information), in each case, that would, but for such agreement, arrangement or settlement, be included in the rights licensed or assigned to Vericel or its Affiliates pursuant to this Agreement.
8.4.7    MediWound will maintain valid and enforceable agreements with all Persons acting by or on behalf of MediWound or its Affiliates under this Agreement which require such Persons to assign to MediWound their entire rights, title and interests in and to the Licensed Products and Joint Technology.
8.5    Additional Covenants of the Parties.
8.5.1    Each of MediWound and Vericel hereby covenants to the other Party that, from the Effective Date until expiration or termination of this Agreement, it will perform its obligations under this Agreement in compliance with applicable Laws.
8.5.2    Each Party and its Subsidiaries, and their respective employees and contractors shall not, in connection with the exercise of their rights (including rights retained) and performance of their respective obligations under this Agreement, directly or indirectly through Third Parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a public official or entity or other person for purpose of obtaining or retaining business for or with, or directing business to, any person, and each Party represents and warrants that as of the Effective Date, it, its Subsidiaries, and their respective employees and contractors, have not directly or indirectly promised, offered or provided any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefit to a public official or entity or any other person in connection with the performance of its obligations under this Agreement, and each Party covenants that it and its Subsidiaries and their respective employees and contractors shall not, directly or indirectly, engage in any of the foregoing.
8.5.3    Each Party and its Subsidiaries, and their respective employees and contractors, in connection with the performance of their respective obligations under this Agreement, shall not cause the other Party to be in violation of the FCPA or any other applicable Laws, rules, or regulations or otherwise cause any reputational harm to the other Party. In connection with the performance of its obligations under this Agreement, each Party shall comply and shall cause its and its Subsidiaries’ employees and contractors to comply with its own then-existing anti-corruption and anti-bribery policy.
8.5.4    Each Party shall immediately notify the other Party if such Party has any information or suspicion that there may be a violation of the FCPA or any other applicable Laws, rules, or regulations in connection with the performance of this Agreement or the Development, Manufacture or Commercialization of any Licensed Product.

8976368/35

8.5.5    Vericel may, upon reasonable prior written notice, not more than once a year, and during MediWound’s regular business hours, have an independent Third Party reasonably acceptable to MediWound, audit, subject to the execution of a confidentiality agreement, the portion of MediWound’s books and records relating to the Licensed Products in the Territory or the BARDA Agreements if a suspected violation of any of the representations, warranties or covenants in this Section 8 needs to be investigated. MediWound shall, at the Vericel’s request, [***], in connection with the performance of MediWound’s obligations under this Agreement, with the representations, warranties or covenants in this Section 8.
8.5.6    MediWound may, upon reasonable prior written notice, not more than once a year, and during Vericel’s regular business hours, have an independent Third Party reasonably acceptable to Vericel, audit, subject to the execution of a confidentiality agreement, the portion of Vericel’s books and records relating to the Licensed Products if a suspected violation of any of the representations, warranties or covenants in this Section 8 needs to be investigated. Vericel shall, at the MediWound’s request, [***], in connection with the performance of Vericel’s obligations under this Agreement, with the representations, warranties or covenants in this Section 8.
8.5.7    To the extent MediWound is obligated to provide under the BARDA Agreements or receives a request from BARDA in writing for information and/or documents in Vericel’s possession or that Vericel can reasonably obtain and provides such request to Vericel, Vericel shall provide MediWound with such information and documents in as timely a manner as practicable. Furthermore, Vericel shall fully cooperate with MediWound for MediWound to be in compliance with all the terms and conditions set forth in [***].
8.5.8    All of a Party’s activities related to the research, Development and Commercialization of the Licensed Products in the Territory, pursuant to this Agreement shall comply in all material aspects with applicable Law, and any such non-compliance shall not constitute a breach hereunder unless it affects the rights of the other Party under this Agreement and is not timely cured.
8.6    Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, (A) NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY LICENSED PRODUCTS, PATENT RIGHTS OR KNOW-HOW OR ANY RIGHT OR LICENSE GRANTED BY MEDIWOUND HEREUNDER, AND (B) NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION OR WARRANTY BY MEDIWOUND THAT ANY PATENT OR OTHER PROPRIETARY RIGHTS INCLUDED IN THE PATENT RIGHTS ARE VALID OR ENFORCEABLE OR THAT USE OF THE PATENT RIGHTS AND KNOW-HOW CONTEMPLATED HEREUNDER DOES NOT INFRINGE ANY PATENT RIGHTS OR OTHER INTELLECTUAL PROPERTY.
9.    TERM AND TERMINATION.

8976368/35

9.1    Term. The term of this Agreement (the “Term”) will commence on the Effective Date and extend on a country-by-country basis (in the Territory), unless this Agreement is terminated earlier in accordance with this Section 9, until the last to expire of any Royalty Term for any Licensed Product in such country in the Territory.
9.2    Termination by MediWound.
9.2.1    Termination for Cause. Subject to Section 9.2.2, MediWound may terminate this Agreement for cause at any time during the Term, by giving written notice to Vericel in the event that Vericel commits a material breach of its obligations under this Agreement and such material breach remains uncured for [***], measured from the date written notice of such material breach is given to Vericel; provided, however, that if any breach is not reasonably curable within [***] and if Vericel is making a bona fide effort to cure such breach, such termination shall be delayed for a time period to be agreed by both Parties in order to permit Vericel a reasonable period of time to cure such breach. If the alleged material breach relates to non-payment of any amount due under this Agreement, the cure period shall be tolled pending resolution of any bona fide dispute between the Parties as to whether such payment is due.
9.2.2    Termination for Breach of Vericel Diligence Obligations. In the event of a breach of Vericel Diligence Obligations, MediWound may (but is not required to) terminate the Agreement on a Licensed Product-by-Licensed Product, country-by-country basis, or in its entirety, solely in accordance with the terms of Section 3.4.4.
9.2.3    Termination for Patent Challenge.
(a)    MediWound shall have the right to terminate this Agreement in its entirety in accordance with the terms of Section 9.2.1 in the event Vericel (or any of its Affiliates) challenges or knowingly supports (other than as may be necessary or reasonably required to assert a cross-claim or a counter-claim, or in response to a subpoena or court or administrative law request or order), including by providing information, documents, and/or funding, a challenge to the validity, scope, enforceability or patentability of any of the Patent Rights. MediWound’s right to terminate this Agreement under this Section may be exercised at any time after Vericel (or any of its Affiliates) may have challenged or knowingly supports (other than in response to a subpoena or court order) a challenge to the validity, scope, enforceability or patentability of any of the Patent Rights.
(b)    Vericel shall (i) include within each agreement with each Sublicensee a right on the part of Vericel to terminate such agreement in the event such Sublicensee challenges or knowingly supports a Third Party in challenging (other than in response to a subpoena or court order), in a judicial or administrative proceeding, including without limitation by providing information, documents, or funding, the validity, scope or enforceability of any of the Patent Rights after grant of the patent and (ii) Vericel shall exercise such right to terminate the agreement with a Sublicensee should such Sublicensee challenge or knowingly support a Third Party in challenging (other than in response to a subpoena or court order) in a judicial or administrative proceeding the

8976368/35

validity or enforceability of any of the Patent Rights after grant of the patent. If Vericel fails to exercise such termination right against such Sublicensee or is unable to do so because it did not include such a provision in its sublicense, MediWound may terminate this Agreement in accordance with the terms of Section 9.2.1.
9.3    Termination by Vericel.
9.3.1    Termination for Convenience. Upon at least one hundred fifty (150) days’ written notice to MediWound, Vericel may terminate this Agreement on a Licensed Product-by-Licensed Product and country-by-country basis, or in its entirety, without cause, for any or no reason; provided that in the event Vericel wishes to terminate the Agreement with respect to a Licensed Product in the United States under this Section 9.3.1, Vericel may only terminate the Agreement in its entirety and not solely with respect to the United States.
9.3.2    Termination for Cause. Vericel may terminate this Agreement for cause with respect to one or more Licensed Products in one or more countries in the Territory or may terminate this Agreement in its entirety, at any time during the Term, by giving written notice to MediWound in the event that MediWound commits a material breach of its obligations under this Agreement and such material breach remains uncured for [***], measured from the date written notice of such material breach is given to MediWound; provided, however, that if any breach is not reasonably curable within [***] and if MediWound is making a bona fide effort to cure such breach, such termination shall be delayed for a time period to be agreed by both Parties in order to permit MediWound a reasonable period of time to cure such breach. If the alleged material breach relates to non-payment of any amount due under this Agreement, the cure period shall be tolled pending resolution of any bona fide dispute between the Parties as to whether such payment is due.
9.4    Termination for Insolvency. If, at any time during the Term (a) a case is commenced by or against either Party under Title 11, United States Code, as amended, or analogous provisions of applicable Law outside the United States (the “Bankruptcy Code”) and, in the event of an involuntary case under the Bankruptcy Code, such case is not dismissed within [***] after the commencement thereof, (b) either Party files for or is subject to the institution of bankruptcy, liquidation or receivership proceedings (other than a case under the Bankruptcy Code), (c) either Party assigns all or a substantial portion of its assets for the benefit of creditors, (d) a receiver or custodian is appointed for either Party’s business, or (e) a substantial portion of either Party’s business is subject to attachment or similar process; then, in any such case ((a), (b), (c), (d) or (e)), the other Party may terminate this Agreement upon written notice to the extent permitted under applicable Law.
9.5    Effects of Termination; Survival.
9.5.1    Effect of Termination.
(a)    Inventory. In the event this Agreement is terminated other than pursuant to Section 9.2.1, should Vericel have any inventory of any Licensed Product on hand prior to termination, Vericel shall be entitled to sell such inventory of

8976368/35

Licensed Product affected by such termination that remains on hand as of the effective date of the termination within [***], provided however, that such Licensed Product shall not be sold by Vericel at a discount to a purchaser that is greater than the average discount provided to such purchaser for such Licensed Product in the applicable country during the [***] period preceding such termination. In the event this Agreement is terminated pursuant to Section 9.2.1, at MediWound’s discretion, MediWound shall have the option to purchase any inventory of Licensed Product affected by such termination at cost.
(b)    Wind-Down. Unless the Parties otherwise agree, Vericel will, if consistent with applicable Law, responsibly wind-down any ongoing Clinical Trials for the applicable Licensed Product being conducted by Vericel. [***]. In the event that MediWound requests that Vericel continue conducting any ongoing Clinical Trials, the Parties will discuss such request in good faith.
(c)    Termination for Cause by MediWound or for Convenience by Vericel. In the event that MediWound terminates this Agreement for cause pursuant to Section 9.2.1 or 9.2.2, or Vericel terminates this Agreement for convenience pursuant to Section 9.3.1, the following will apply (with respect to the terminated countries in the Territory, in the event of partial termination, and with respect to the entire Territory, in the event of termination of the Agreement in its entirety):
(i)    Except as otherwise expressly provided herein, all rights and obligations of each Party hereunder shall cease (including all rights and licenses granted by either Party to the other Party hereunder) in the relevant country or Territory, as applicable;
(ii)    With respect to all regulatory filings (including all INDs and NDAs) and Regulatory Approvals and all other regulatory documents necessary to further Develop and Commercialize the Licensed Products, as they exist as of the date of such termination (and all of Vericel’s right, title and interest therein and thereto), MediWound shall determine in its sole discretion subject to applicable Laws which of these shall be (i) assigned to MediWound, and Vericel shall provide to MediWound one (1) copy of the applicable documents and filings, all documents and filings contained in or referenced in any such filings, together with the raw and summarized data for any preclinical studies and Clinical Trials of the Licensed Products as well as any final documentation to inactivate any open INDs as MediWound may elect to inactivate, or (ii) withdrawn or inactivated. In the event of failure to obtain such assignment referenced in this Section 9.5.1, Vericel hereby consents and grants to MediWound the right to access and reference (without any further action required on the part of Vericel, whose authorization to file this consent with any Regulatory Authority is hereby granted) any and all such regulatory filings relating to the Licensed Products to the extent necessary to further Develop and Commercialize the Licensed Products in the Territory. In addition, Vericel hereby consents and grants MediWound the right to continue marketing and sale of the Licensed Products following termination under Vericel’s labeling until it obtains a new labeling with respect thereto.

8976368/35

(iii)    All amounts due or payable to MediWound that were accrued prior to the effective date of termination shall remain due and payable. MediWound shall have the right to retain all amounts previously paid to MediWound by Vericel (except for amounts paid in error).
(iv)    Vericel will assign all applications and registrations for the Trademarks used in connection with the Licensed Products or Patent Rights issued or pending that relate to the Licensed Products (including Vericel’s interests in the Joint Patent Rights and the Joint Know-How) that are Controlled by Vericel or its Affiliates in the relevant country (or the Territory in the event of termination of this Agreement in its entirety) to MediWound.
(v)    Vericel will disclose to MediWound all of its Agreements with Affiliates, Sublicensees and Distributors as well as suppliers’ agreements, customers’ agreements, clinical trials and other agreements which relate to the Licensed Products or to the Development or Commercialization thereof, as they exist as of the date of such termination. MediWound shall determine in its sole discretion which of these shall be either assigned to MediWound or terminated.
(vi)    Vericel will disclose and provide to MediWound copies of any marketing materials it may have upon termination with respect to the Licensed Product.
(vii)    Vericel will use Commercially Reasonable Efforts to assign the BARDA Agreements to MediWound, provided that Vericel shall remain liable for any and all acts or omissions made by Vericel prior to such assignment.
(d)    Termination for Cause by Vericel.
(i)    Partial Termination. In the event that Vericel terminates this Agreement pursuant to Section 9.3.2 with respect to any Licensed Product in any country in the Territory, except as otherwise expressly provided herein, all rights and obligations of each Party hereunder with respect to such Licensed Product in such country shall cease (including all relevant rights and licenses granted by either Party to the other Party hereunder).
(ii)    Complete Termination. In the event that Vericel terminates this Agreement in its entirety pursuant to Section 9.3.2, except as otherwise expressly provided herein, all rights and obligations of each Party hereunder shall cease (including all rights and licenses granted by either Party to the other Party hereunder).
(iii)    Alternative Remedy for Breach by MediWound. If MediWound commits a material breach of its obligations under this Agreement that would entitle Vericel to terminate this Agreement (in whole or in part) pursuant to Section 9.3.2 and Vericel elects, in its sole discretion, not to terminate this Agreement (in whole or in part) as a result of such breach, then, notwithstanding any provision of this

8976368/35

Agreement to the contrary, all payments due to MediWound under Section 5.2, Section 5.3 and Section 5.4 following the date of such material breach (but with respect to partial termination, solely with respect to the terminated part) will [***]. Notwithstanding the foregoing, Vericel shall have recourse to any other remedy available at law or in equity with respect to such material breach, including an action for specific performance of this Agreement, subject to the terms of this Agreement. [***].
9.5.2    Cross-Termination of Ancillary Agreements. In the event of the expiration or termination of this Agreement, the Supply Agreement and the Quality Agreement (as defined in the Supply Agreement) shall automatically immediately terminate.
9.5.3    Accrued Rights. Expiration or termination of this Agreement for any reason shall be without prejudice to any right which shall have accrued to the benefit of either Party prior to such termination, including damages arising from any breach under this Agreement. Expiration or termination of this Agreement shall not relieve either Party from any obligation which is expressly indicated to survive such expiration or termination.
9.5.4    Survival Period. The following sections, together with any sections that expressly survive (including any perpetual licenses granted hereunder), shall survive expiration or termination of this Agreement for any reason: Sections 1, 4.8, 5.4.4 (with respect to any licenses that accrue thereunder prior to the end of the Term), 5.6, 5.7, 6.1, 7, 8.6, 9, 10, and 11.
9.5.5    Restrictions Following Termination. In the event of termination (but not expiration) of this Agreement for any reason and by either Party, [***].
10.    LIMITATION ON LIABILITY, INDEMNIFICATION AND INSURANCE.
10.1    Limitation of Liability. [***] , (I) IN NO EVENT WILL EITHER PARTY OR ITS REPRESENTATIVES BE LIABLE UNDER THIS AGREEMENT FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, INCLUDING LOSS OF PROFITS OR REVENUE SUFFERED BY EITHER PARTY OR ANY OF ITS REPRESENTATIVES, AND [***].
10.2    Indemnification by Vericel. Vericel will indemnify, defend and hold harmless MediWound, each of its Affiliates, and each of its and its Affiliates’ employees, officers, directors and agents (each, a “MediWound Indemnified Party”) from and against any and all liability, loss, damage, expense (including reasonable attorneys’ fees and expenses) and cost (collectively, a “Liability”) that the MediWound Indemnified Party may be required to pay to one or more Third Parties (other than shareholders of MediWound or its Affiliates) resulting from or arising out of:
(a)    Development, Commercialization or use of any Licensed Product by, on behalf of, or under the authority of, Vericel (other than by any MediWound Indemnified Party);

8976368/35

(b)    the material breach by Vericel of any of its representations and warranties set forth in Section 8;
(c)    the breach of any applicable Law or regulation by any Vericel Indemnified Party; or
(d)    the breach of [***] due to the breach by Vericel of its obligations under this Agreement.
except, in each case, to the extent (y) caused by the negligence, recklessness or intentional acts of MediWound or any MediWound Indemnified Party or (z) MediWound is required to indemnify Vericel pursuant to Section 10.3.
10.3    Indemnification by MediWound. MediWound will indemnify, defend and hold harmless Vericel, its Affiliates, Sublicensees, contractors, Distributors and each of its and their respective employees, officers, directors and agents (each, a “Vericel Indemnified Party”) from and against any and all Liabilities that the Vericel Indemnified Party may be required to pay to one or more Third Parties resulting from or arising out of:
(a)    Development, Manufacture, Commercialization or use of any Licensed Product by, on behalf of, or under the authority of, MediWound;
(b)    the breach of any applicable Law or regulation by any MediWound Indemnified Party;
(c)    the material breach by MediWound of any of its representations, warranties or covenants set forth in Section 8; or
(d)    any claim that the practice of the MediWound Technology to Develop, Manufacture, Commercialize or use any Licensed Product infringes or misappropriates any issued patent or other proprietary right owned or possessed by any Third Party;
except, in each case, to the extent (y) caused by the negligence, recklessness or intentional acts of Vericel or any Vericel Indemnified Party or (z) Vericel is required to indemnify MediWound pursuant to Section 10.2.
10.4    Procedure.
10.4.1    Notice. Each Party will notify the other Party in writing in the event it becomes aware of a claim for which indemnification may be sought hereunder. In the event that any Third Party asserts a claim or other proceeding (including any governmental investigation) with respect to any matter for which a Party (the “Indemnified Party”) is entitled to indemnification hereunder (a “Third Party Claim”), then the Indemnified Party shall promptly notify the Party obligated to indemnify the Indemnified Party (the “Indemnifying Party”) thereof; provided, however, that no delay on the part of the Indemnified Party in

8976368/35

notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then only to the extent that) the Indemnifying Party is prejudiced thereby.
10.4.2    Control. The Indemnifying Party shall have the right, exercisable by notice to the Indemnified Party within ten Business Days after receipt of notice from the Indemnified Party of the commencement of or assertion of any Third Party Claim, to assume direction and control of the defense, litigation, settlement, appeal or other disposition of the Third Party Claim (including the right to settle the claim solely for monetary consideration) with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided that (a) the Indemnifying Party has sufficient financial resources, in the reasonable judgment of the Indemnified Party, to satisfy the amount of any adverse monetary judgment that is sought, (b) the Third Party Claim seeks solely monetary damages and (c) the Indemnifying Party expressly agrees in writing that as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated to satisfy and discharge the Third Party Claim in full (the conditions set forth in clauses (a), (b) and (c) above are collectively referred to as the “Litigation Conditions”). Within ten (10) Business Days after the Indemnifying Party has given notice to the Indemnified Party of its exercise of its right to defend a Third Party Claim, the Indemnified Party shall give notice to the Indemnifying Party of any objection thereto based upon the Litigation Conditions. If the Indemnified Party reasonably so objects, the Indemnified Party shall continue to defend the Third Party Claim, at the expense of the Indemnifying Party, until such time as such objection is withdrawn. If no such notice is given, or if any such objection is withdrawn, the Indemnifying Party shall be entitled, at its sole cost and expense, to assume direction and control of such defense, with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party. During such time as the Indemnifying Party is controlling the defense of such Third Party Claim, the Indemnified Party shall cooperate, and shall cause its Subsidiaries and agents to cooperate upon request of the Indemnifying Party, in the defense or prosecution of the Third Party Claim, including by furnishing such records, information and testimony and attending such conferences, discovery proceedings, hearings, trials or appeals as may reasonably be requested by the Indemnifying Party. In the event that the Indemnifying Party does not satisfy the Litigation Conditions or does not notify the Indemnified Party of the Indemnifying Party’s intent to defend any Third Party Claim within ten Business Days after notice thereof, the Indemnified Party may (without further notice to the Indemnifying Party) undertake the defense thereof with counsel of its choice and at the Indemnifying Party’s expense (including reasonable, out-of-pocket attorneys’ fees and costs and expenses of enforcement or defense). The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to join in (including the right to conduct discovery, interview and examine witnesses and participate in all settlement conferences), but not control, at its own expense, the defense of any Third Party Claim that the other party is defending as provided in this Agreement.
10.4.3    Settlement. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any compromise or settlement that commits the Indemnified Party to take, or to forbear to take, any action. The Indemnified Party shall have the sole and exclusive right to settle any Third Party Claim, on such terms and conditions as it deems reasonably appropriate, to the extent such Third Party Claim involves equitable or other

8976368/35

non-monetary relief, but shall not have the right to settle such Third Party Claim to the extent such Third Party Claim involves monetary damages without the prior written consent of the Indemnifying Party. Each of the Indemnifying Party and the Indemnified Party shall not make any admission of liability in respect of any Third Party Claim without the prior written consent of the other party, and the Indemnified Party shall use reasonable efforts to mitigate liabilities arising from such Third Party Claim.
10.5    Insurance. Each Party shall maintain at all times during the term of this Agreement, and until the later of (i) [***] after termination or expiration of this Agreement, or (ii) the date that all statutes of limitation covering claims or suits that may be brought for personal injury based on the sale or use of a Licensed Product have expired in all the applicable countries, insurance relating to the Licensed Products from a recognized, creditworthy insurance company, on a claims-made basis, with endorsements for contractual liability and for clinical trial, product liability, and other insurance policies that is comparable in type and amount to the insurance customarily maintained by such Party with respect to similar prescription pharmaceutical products that are marketed, distributed and sold in the Territory; provided that if such Party does not market, distribute and sell any such similar pharmaceutical products, such insurance shall be comparable in type and amount to the insurance customarily maintained by a company within the bio-pharmaceutical industry and in any event with limits of not less than [***] per occurrence and in the aggregate. Insurance shall be procured with carriers having an A.M. Best Rating of A-VII or better. Each Party shall name the other Party as an additional insured on all related insurance policies. Within [***] following the Effective Date, and within [***] following any material change or cancellation in coverage, each Party shall furnish to the other Party a certificate of insurance evidencing such coverage as of such date, and in the case of cancellation, provide a certificate evidencing that such replacement coverage meets the requirements in the first sentence of this Section. The foregoing insurance requirement shall not be construed to create a limit on either Party’s liability hereunder.
11.    MISCELLANEOUS.
11.1    Assignment. Neither this Agreement nor any interest hereunder shall be assignable by a Party without the prior written consent of the other Party, except that a Party may assign its rights and obligations under this Agreement by way of sale of itself or the sale of the portion of its business to which this Agreement relates, through merger, sale of assets or sale of stock or ownership interest, provided that the assignee shall expressly agree to be bound by such Party’s obligations under this Agreement and that such sale is not primarily for the benefit of its creditors. Each Party shall promptly notify the other Party of any assignment or transfer under the provisions of this Section 11.1. This Agreement shall be binding upon the successors and permitted assigns of the Parties and the name of a Party appearing herein shall be deemed to include the names of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment not in accordance with this Section 11.1 shall be void. Each Party will take reasonable steps to create a “firewall” between such Party and any Affiliate of such Party who becomes such Party’s Affiliate through any change of control or acquisition by such Party to prevent the use of the other Party’s Confidential Information, materials and intellectual property in a manner that is in breach of this Agreement.

8976368/35

11.2    Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of the Agreement.
11.3    Force Majeure. Each Party shall be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by force majeure (as defined below) and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes Commercially Reasonable Efforts to remove the condition. For purposes of this Agreement, “force majeure” shall include conditions beyond the control of the Parties, including an act of God, acts, omissions or delays in acting by any Governmental Authority, war, act of terror, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe.
11.4    Notices. Any notice or notification required or permitted to be provided pursuant to the terms and conditions of this Agreement (including any notice of force majeure, breach, termination, change of address, etc.) shall be in writing and shall be deemed given upon receipt if delivered personally or by facsimile transmission (receipt verified), five days after deposited in the mail if mailed by registered or certified mail (return receipt requested) postage prepaid, or on the next Business Day if sent by overnight delivery using a nationally recognized express courier service and specifying next Business Day delivery (receipt verified), to the Parties at the following addresses or facsimile numbers (or at such other address or facsimile number for a Party as shall be specified by like notice, provided, however, that notices of a change of address shall be effective only upon receipt thereof):
All correspondence to Vericel shall be addressed as follows:
Vericel Corporation
64 Sidney Street
Cambridge, Massachusetts 02139
Attention: Chief Financial Officer
with a copy to:
General Counsel
All correspondence to MediWound shall be addressed as follows:
MediWound Ltd.
42 Hayarkon Street
Yavne, Israel 8122745
Attention: Chief Financial Officer
with a copy to:

8976368/35

General Counsel
11.5    Amendment. No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.
11.6    Waiver. No provision of this Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party. The waiver by either of the Parties of any breach of any provision hereof by the other Party shall not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself.
11.7    Severability. If any clause or portion thereof in this Agreement is for any reason held to be invalid, illegal or unenforceable, the same shall not affect any other portion of this Agreement, as it is the intent of the Parties that this Agreement shall be construed in such fashion as to maintain its existence, validity and enforceability to the greatest extent possible. In any such event, this Agreement shall be construed as if such clause of portion thereof had never been contained in this Agreement, and there shall be deemed substituted therefor such provision as will most nearly carry out the intent of the Parties as expressed in this Agreement to the fullest extent permitted by applicable Law.
11.8    Descriptive Headings. The descriptive headings of this Agreement are for convenience only and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.
11.9    Interpretation. Except where the context expressly requires otherwise, (a) the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (c) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (d) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any Person shall be construed to include the Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Sections or Schedules shall be construed to refer to Sections or Schedules of this Agreement, and references to this Agreement include all Schedules hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and

8976368/35

instant messaging), (j) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, and (k) the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or.”
11.10    Governing Law. This Agreement, and all claims arising under or in connection therewith, shall be governed by and interpreted in accordance with the substantive laws of the State of New York, without regard to conflict of law principles thereof.
11.11    Dispute Resolution. In the event of any dispute arising out of or relating to this Agreement, the affected Party shall notify the other Party, and the Parties shall first attempt in good faith to resolve the matter within [***] after the date of such notice (the “Notice Date”). Any disputes not resolved by good faith discussions shall be referred to senior executives of each Party, who shall meet at a mutually acceptable time and location within [***] after the Notice Date and attempt to negotiate a settlement. If the matter remains unresolved within [***] after the Notice Date, or if the senior executives fail to meet within [***] after the Notice Date, then Section 11.12 will govern the adjudication of such dispute.
11.12    Consent to Jurisdiction. Each Party to this Agreement hereby (a) irrevocably submits to the exclusive jurisdiction of the state courts of the State of New York or the United States District Court for the Southern District of New York for the purpose of any and all actions, suits or proceedings arising in whole or in part out of, related to, based upon or in connection with this Agreement or the subject matter hereof, (b) waives to the extent not prohibited by applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (c) agrees not to commence any such action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Notwithstanding the foregoing, MediWound agrees that a final judgement in an action, suit or proceeding brought in one of the above-named courts may be enforced by Vericel in the competent courts of the State of Israel by suit on such judgment or in any other manner provided by applicable Law.
11.13    Entire Agreement. This Agreement constitutes and contains the complete, final and exclusive understanding and agreement of the Parties and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether oral or written, between the Parties respecting the subject matter hereof and thereof.

8976368/35

11.14    Representation by Legal Counsel. Each Party hereto represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party which drafted such terms and provisions.
11.15    Independent Contractors. Both Parties are independent contractors under this Agreement. Nothing herein contained shall be deemed to create an employment, agency, joint venture or partnership relationship between the Parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party. Neither Party shall have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.
11.16    Counterparts. This Agreement may be executed in two counterparts, each of which shall be an original and both of which shall constitute together the same document. Counterparts may be signed and delivered by facsimile or PDF file, each of which shall be binding when received by the applicable Party.
11.17    No Third Party Rights or Obligations. No provision of this Agreement shall be deemed or construed in any way to result in the creation of any rights or obligation in any Person not a Party to this Agreement.
(Signature page follows.)

8976368/35

IN WITNESS WHEREOF, authorized representatives of the Parties have duly executed this Agreement as of the Effective Date.

VERICEL CORPORATION	MEDIWOUND LTD.
By /s/ Dominick Colangelo	By /s/ Stephen T. Wills
Name: Dominick Colangelo Title: President & CEO	Name: Stephen T. Wills Title: Chairman

8976368/35

SCHEDULE 1.58
LICENSED TRADEMARKS
NexoBrid
Debrase

8976368/35

SCHEDULE 3.2
DEVELOPMENT PLAN
[***]

8976368/35

SCHEDULE 3.7.2(c)
WEBSITES
www.nexobrid.com
www.mediwound.com
www.nexobrid.co.il
www.mediwound.co.il

8976368/35

SCHEDULE 4.7
ASSIGNED CONTRACTS
None.

8976368/35

SCHEDULE 5.6.6
PAYMENT INFORMATION
[***]

[***]

8976368/35

SCHEDULE 7.4
PUBLIC ANNOUNCEMENT

8976368/35

8976368/35

News Release

MediWound Enters into Exclusive License Agreement with
Vericel for Commercial Rights to NexoBrid® in North America

$17.5 million upfront, sales royalties and up to $132.5 million in potential milestones
Leverages Vericel's Commercial Capabilities and Presence in U.S. Burn Care Market
Biologics License Application (BLA) Filing Planned for Fourth Quarter of 2019
Company to Host a Conference Call Today at 8:00 am ET

Yavne, Israel, May 7, 2019 - MediWound Ltd. (Nasdaq: MDWD), a fully-integrated biopharmaceutical company bringing innovative therapies to address unmet needs in severe burn and wound management, today announced that it has entered into exclusive license and supply agreements with Vericel Corporation (Nasdaq: VCEL) to commercialize NexoBrid® in North America (NA). NexoBrid is a topically-administered biologic product that removes eschar in patients with deep partial and full-thickness thermal burns, which is approved in the European Union and other international markets. The pivotal U.S. phase 3 DETECT clinical study met its primary and all secondary endpoints, and the submission of the Biological License Application (BLA) to the U.S. Food and Drug Administration (FDA) is planned for the fourth quarter of 2019.

Pursuant to the agreements, MediWound will be responsible for the development activities of NexoBrid to obtain U.S. marketing approval from the FDA, supported and funded by BARDA, as well as the manufacture and supply of NexoBrid. MediWound retains the commercial rights to NexoBrid in all non-North American territories. Under the terms of the license agreement, Vericel will make an upfront payment to MediWound of $17.5 million, with an additional $7.5 million payment contingent upon U.S. BLA approval and up to $125 million in payments contingent upon meeting certain annual sales milestones. Vericel will also pay MediWound tiered royalties on net sales ranging from high single-digit to low double-digit percentages, a split of gross profits on committed BARDA procurement orders and a double-digit royalty on any additional future BARDA purchases of NexoBrid. Under the terms of the supply agreement, Vericel will procure NexoBrid from MediWound at a transfer price of cost plus a fixed margin percentage.

"We are very pleased with this collaboration with Vericel, a company with significant expertise and commercial infrastructure in place in the burn care community. This deal is strategic for both parties and we believe Vericel is the ideal commercial partner to drive market penetration to

8976368/35

maximize the medical and commercial potential of NexoBrid in North America," stated Stephen T. Wills, MediWound's Chairman.

Mr. Wills continued, "As our comprehensive strategic process evolved, we concluded that licensing NexoBrid was the right first step towards monetizing our development programs and create near-term value. The cash flow from this transaction provides us with the funds to significantly advance EscharEx, our topical biologic drug candidate for the debridement of chronic and other hard-to-heal wounds, through BLA filing. Based on the multiple indications of interest EscharEx received during the strategic process, we believe that EscharEx has the potential to have a meaningful impact on wound care treatment and become a dominant debriding agent in the marketplace. While we will always assess potential strategic opportunities, this licensing deal gives us flexibility regarding the timing to monetize EscharEx and maximize shareholder value."

Sharon Malka, MediWound's Chief Executive Officer, commented, "The collaboration with Vericel, an active player with commercial presence in the U.S. burn care market, further validates the clinical and commercial value of NexoBrid as a new paradigm in burn care management. We have an upcoming pre-BLA meeting scheduled with the FDA, and subject to FDA concurrence, plan to file the BLA later this year. Regarding NexoBrid in non-North American territories, we will be directing our attention towards greater market penetration by adding new distributors and obtaining additional marketing approvals. Importantly, we believe that the proceeds generated from this collaboration, combined with existing cash on hand, will allow us to advance and optimize the ongoing development of EscharEx through BLA filing. We expect to commence the next step of the EscharEx clinical development program in the second quarter of 2019."

"We are very pleased with this agreement to commercialize NexoBrid in North America," stated Nick Colangelo, President and Chief Executive Officer of Vericel. "We are excited to collaborate with the MediWound team to obtain FDA approval for NexoBrid and integrate this innovative and critical product into our burn product portfolio. We believe that NexoBrid is an excellent strategic fit that can help increase penetration of Epicel and enable us to treat additional patients and capture a larger share of the North American burn care market."

MediWound announced in January 2019 that it met its primary and all secondary endpoints in its pivotal U.S. Phase 3 DETECT clinical study with NexoBrid to treat patients with deep partial thickness and full thickness thermal burns. DETECT was a prospective, controlled, multi-center, multi-national assessor-blinded Phase 3 study in 175 patients at 44 burn centers randomized to either NexoBrid, Standard of Care, or the Gel Vehicle placebo at a ratio of 3:3:1, with 12- and 24- month long-term safety follow-up. The study met Its primary endpoint of complete eschar removal, as well as secondary endpoints of reduction in the need for surgical eschar removal (surgical burden), earlier eschar removal, and blood loss.

The BLA currently is targeted for submission to the FDA in the fourth quarter of 2019 based on the acute primary, secondary and safety data, with the analysis of the twelve-month safety follow up data submitted during the BLA review and the twenty-four month safety follow-up data

8976368/35

submitted as BLA supplements, subject to FDA concurrence at a pre-BLA meeting planned for the second quarter of 2019.

Funding and support for NexoBrld development costs required to obtain marketing approval in the U.S., including the ongoing DETECT study and a Phase 3 pediatric (CIDS) study is provided by BARDA, under the Assistant Secretary for Preparedness and Response (ASPR), within the
U.S. Department of Health and Human Services (HHS), under ongoing USG Contract No. HHSO100201500035C and HHSO100201800023C. The contracts also include a $16.5 million commitment for procurement of NexoBrid contingent upon FDA eligibility for use in an emergency or FDA marketing approval. The contract provides an option to fund up to $50 million for additional NexoBrid procurement.

Moelis & Company acted as financial advisor to MediWound.

Conference Call
MediWound management will host a conference call for investors today, May 7, 2019 beginning at 8:00 am Eastern Time. Shareholders and other interested parties may participate in the conference call by dialing 877-602-7189 (in the U.S.), or 678-894-3057 (outside the U.S.) and entering passcode 2358328. The call will also be broadcast live on the Company's website an investor deck will be available in the Company's IR website at http://ir.mediwound.com/events and-presentations.

A replay of the call will be accessible two hours after Its completion through May 21, 2019 by dialing 855-859-2056 (in the U.S.) or 404-537-3406 (outside the U.S.) and entering the passcode 2358328. The call will also be archived on the Company website for 90 days at www.mediwound.com.

About MediWound Ltd.
MediWound is a fully-integrated biopharmaceutical company focused on developing, manufacturing and commercializing novel therapeutics based on its patented proteolytic enzyme technology to address unmet needs in the fields of severe burns, chronic and other hard-to-heal wounds. MediWound's first innovative biopharmaceutical product, NexoBrid® demonstrated in clinical trials, with statistical significance the ability to non-surgically and rapidly remove the eschar earlier and, without harming viable tissue. The product has received marketing authorization from the European Medicines Agency as well as the Israeli, Argentinian, South Korean and Russian Ministries of Health. MediWound's second innovative product, EscharEx® is a topical biological drug for the debridement of chronic and other hard-to-heal wounds using the same proteolytic enzyme technology as NexoBrid®. In two Phase 2 studies, EscharEx® has demonstrated safety and efficacy in the debridement of chronic and other hard-to-heal wounds, within a few daily applications. For more information, please visit www.mediwound.com.

About Vericel Corporation
Vericel Is a leader In advanced cell therapies for the sports medicine and severe burn care markets. The company markets two cell therapy products in the United States. MAGI® (autologous cultured chondrocytes on porcine collagen membrane) is an autologous cellularized

8976368/35

scaffold product indicated for the repair of symptomatic, single or multiple full-thickness cartilage defects of the knee with or without bone involvement In adults. Epicel® (cultured epidermal autografts) is a permanent skin replacement for the treatment of patients with deep dermal or full thickness burns greater than or equal to 30% of total body surface area. For more Information, please visit the company's website at www.vcel.com.

Cautionary Note Regarding Forward-Looking Statements
This release Includes forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, Section 21E of the US Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts, such as statements regarding assumptions and results related to timing of regulatory filings and submissions; Vericel's ability to commercialize NexoBrid; expected payments under the license and supply agreements; anticipated uses of such payments; benefits to shareholders as a result of the collaboration with Vericel; the regulatory authorizations and launch dates. In some cases, you can identify forward-looking statements by terminology such as "believe," "may," "estimate," "continue," "anticipate," "intend," "should," "plan," "expect," "predict," "potential," or the negative of these terms or other similar expressions. Forward-looking statements are based on MediWound's current knowledge and its present beliefs and expectations regarding possible future events and are subject to risks, uncertainties and assumptions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors. In particular, you should consider that we may not submit the BLA to FDA In the timeframe expected, or at all; FDA may not provide marketing approval for NexoBrid in the United States and, If such approval Is obtained, Vericel may not be able to successfully commercialize NexoBrid in the United States; and the risks discussed under the heading "Risk Factors" in our annual report on Form 20-F for the year ended December 31, 2018 as well as Information contained in other documents filed with or furnished to the Securities and Exchange Commission. You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or will occur. The forward-looking statements made herein speak only as of the date of this announcement and MediWound undertakes no obligation to update publicly such forward-looking statements to reflect subsequent events or circumstances, except as otherwise required by law.

Contacts:                    Jeremy Feffer
Sharon Malka                     Managing Director
Chief Executive Officer             LifeSci Advisors
MediWound Ltd.                 212-915-2568
ir@mediwound.com                jeremy@lifesciadvisors.com

8976368/35

Vericel Corporation 64 Sidney Street Cambridge, MA 02139 T (617) 588-5555 F (617) 588-5554 www.vcel.com

Vericel Enters into Exclusive License Agreement with MediWound for North American Rights to NexoBrid, a Biological Orphan Product for Debridement of Severe Thermal Burns
Pivotal U.S. Phase 3 Clinical Study Met Primary and All Secondary Endpoints
Highly Synergistic with Existing Commercial Franchise and Significantly Expands Vericel’s Presence in the Severe Burn Care Market
CAMBRIDGE, Mass., May 7, 2019 (GLOBE NEWSWIRE) — Vericel Corporation (NASDAQ:VCEL), a leader in advanced cell therapies for the sports medicine and severe burn care markets, today announced that it has entered into exclusive license and supply agreements with MediWound Ltd. to commercialize NexoBrid® in North America. NexoBrid is a topically-administered biological product that enzymatically removes nonviable burn tissue, or eschar, in patients with deep partial and full-thickness thermal burns within four hours of application without harming viable tissue. NexoBrid is approved in the European Union and other international markets and has been designated as an orphan biologic in the United States.
In January 2019, MediWound announced positive top-line results from the pivotal Phase 3 U.S. clinical study (DETECT) of NexoBrid in adult patients with deep partial- and full-thickness thermal burns up to 30% of total body surface area. The study met its primary endpoint of complete eschar removal as well as all secondary endpoints, including shorter time to eschar removal, a lower incidence of surgical eschar removal, and lower blood loss compared to standard of care (SOC). A key safety endpoint, non-inferiority in time to complete wound closure compared with patients treated with SOC, was also achieved. Planned twelve-month and twenty-four month safety follow-ups are ongoing for cosmesis, function, quality of life and other safety measurements.

“We are delighted to expand our burn care franchise with the addition of NexoBrid, a highly innovative product with compelling clinical and pharmacoeconomic data that represents a paradigm shift in burn care for hospitalized patients,” said Nick Colangelo, president and CEO of Vericel. “NexoBrid is an excellent strategic fit with our advanced therapy portfolio and is highly synergistic with our existing commercial franchise. The addition of NexoBrid significantly expands our target addressable market and supports a broader commercial footprint to both drive NexoBrid uptake and increase Epicel penetration as we broaden our focus to a significantly larger segment of hospitalized burn patients. We look forward to working closely with the MediWound team to bring NexoBrid to the U.S. market.”
The U.S. Biomedical Advanced Research and Development Authority (BARDA) has awarded MediWound a contract valued at up to $132 million for the advancement of the development and manufacturing, as well as the procurement, of NexoBrid in the United States. Under the contract, BARDA provides technical assistance and $56 million in funding support towards NexoBrid development costs including the ongoing DETECT study and a Phase 3 pediatric (CIDS) study to obtain U.S. marketing approval from the Food and Drug Administration (FDA). The

8976368/35

contract also includes a $16.5 million commitment for procurement of NexoBrid contingent upon FDA eligibility for use in an emergency or FDA marketing approval. The contract provides an option to fund up to $50 million for additional NexoBrid procurement. Independently, BARDA also awarded a different contract to MediWound for up to $43 million to support the development of NexoBrid as a debridement product to treat sulfur mustard injuries.
Under the terms of the license agreement, Vericel will make an upfront payment to MediWound of $17.5 million, with an additional $7.5 million payment contingent upon U.S. approval and up to $125 million contingent upon meeting certain annual sales milestones. The first sales milestone of $7.5 million would be triggered when NexoBrid annual net sales in North America exceed $75 million. Vericel also will pay MediWound tiered royalties on net sales ranging from single-digit to low double-digit percentages, and a percentage of gross profits on initial committed BARDA procurement orders and a royalty on any additional BARDA purchases of NexoBrid. Vericel also entered into a supply agreement with MediWound under which MediWound will manufacture NexoBrid for Vericel for a supply price of cost plus a fixed margin percentage.
“In addition to the clear strategic fit with our burn care franchise, this transaction is attractive from a financial perspective as well,” said Nick Colangelo. “The performance-based deal structure, together with BARDA funding support for development expenses to obtain U.S. marketing approval and medical countermeasure procurement, makes the transaction essentially neutral to adjusted EBITDA in the near-term and generates longer-term margins consistent with expected margins for our current portfolio.”
Approximately 40,000 burn patients are hospitalized in the U.S. each year1, most of whom require the debridement of burn eschar to facilitate healing and reduce the risk of infection.2 Surgical excision of eschar, or escharectomy, is currently standard of care and is performed through repeated use of a large surgical blade to remove necrotic tissue until bleeding, healthy tissue is reached.2 While effective, surgical debridement is not selective, results in the loss of both viable tissue and blood, and requires general anesthesia for the patient and operating facilities for the burn center or hospital.3 Currently available enzymatic debridement agents require a minimum of once daily application4 with dressing changes over a number of days. NexoBrid enables the rapid and early removal of eschar while reducing patients' surgical burden and the related loss of blood and healthy tissue associated with escharectomy.5
“MediWound is excited to partner with Vericel, a company that shares our commitment to bringing innovative therapies to the market to meet the needs of burn patients,” said Stephen T. Wills, Chairman of MediWound. “Vericel’s proven track record of commercializing novel products and changing standard of care, as well as their strong history with the burn community, gives us confidence that they are the ideal partner to realize the full potential of NexoBrid in North America.”
The U.S. Biologics License Application (BLA) currently is targeted for submission to the FDA in the fourth quarter of 2019 based on the acute primary, secondary and safety data, with the analysis of the twelve-month safety follow-up data submitted during the BLA review and the twenty-four month safety follow-up data submitted as a BLA supplement, subject to FDA concurrence at a pre-BLA meeting planned for the first half of 2019.
For more information on this transaction please refer to the Form 8-K filed today with the U.S Securities and Exchange Commission (SEC).
About Vericel Corporation
Vericel is a leader in advanced cell therapies for the sports medicine and severe burn care markets. The company markets two cell therapy products in the United States. MACI® (autologous cultured chondrocytes on porcine collagen membrane) is an autologous cellularized scaffold product indicated for the repair of symptomatic, single or multiple full-thickness cartilage defects of the knee with or without bone involvement in adults. Epicel® (cultured epidermal autografts) is a permanent skin replacement for the treatment of patients with deep dermal or full thickness burns greater than or equal to 30% of total body surface area. For more information, please visit the company's website at www.vcel.com.

8976368/35

About BARDA
The Biomedical Advanced Research and Development Authority (BARDA), within the Office of the Assistant Secretary for Preparedness and Response in the U.S. Department of Health and Human Services, provides an integrated, systematic approach to the development and purchase of the necessary vaccines, drugs, therapies and diagnostic tools for public health medical emergencies. Funding and support for development of NexoBrid has been provided by BARDA, under the Assistant Secretary for Preparedness and Response (ASPR), within the U.S. Department of Health and Human Services (HHS), under ongoing USG Contract No. HHSO100201500035C and HHSO100201800023C.

Epicel® and MACI® are registered trademarks of Vericel Corporation. © 2019 Vericel Corporation. All rights reserved.

NexoBrid® is a registered trademark of MediWound Ltd. and is used under license to Vericel Corporation.

This document contains forward-looking statements, including, without limitation, statements concerning anticipated progress, objectives and expectations regarding the commercial potential of Vericel products, intended product development, clinical activity timing, regulatory process, and objectives and expectations regarding our company described herein, all of which involve certain risks and uncertainties. These statements are often, but are not always, made through the use of words or phrases such as "anticipates," "intends," "estimates," "plans," "expects," "we believe," “targeted” and similar words or phrases, or future or conditional verbs such as "will," "would," "should," "potential," "can continue," "could," "may," or similar expressions. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are the inherent uncertainties associated with timing and conduct of clinical trial and product development activities, timing or likelihood of regulatory submissions or approvals, availability of funding from BARDA, potential payments under the license and supply agreements, growth in revenue, profit and margins, impact to adjusted EBITDA, estimating the commercial potential of our products and product candidates, increasing market penetration for Epicel, competitive developments, market demand for our products and product candidates, product performance, and our ability to supply or meet customer demand for our products. These and other significant factors are discussed in greater detail in Vericel's Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Securities and Exchange Commission ("SEC") on February 26, 2019, Quarterly Reports on Form 10-Q and other filings with the SEC. These forward-looking statements reflect management's current views and Vericel does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

References
American Burn Association - https://ameriburn.org/who-we-are/media/burn-incidence-fact-sheet/.
Plast Aesthet Res 2018;5:33.
Total Burn Care (Fifth Edition), 2018, Pages 131-157.
Santyl Prescribing Information.
Burns 43 (2017) 1640 – 1653; Annals of Burns and Fire Disasters - vol. XXVIII - n. 4 - December 2015; Burns 2014; 40: 466-474.

Global Media Contacts:
David Schull
Russo Partners LLC
David.schull@russopartnersllc.com
+1 212-845-4271 (office)

8976368/35

+1 858-717-2310 (mobile)

Karen Chase
Russo Partners LLC
Karen.chase@russopartnersllc.com
+1 646-942-5627 (office)
+1 917-547-0434 (mobile)

Investor Contacts:
Chad Rubin
Solebury Trout
crubin@troutgroup.com
+1 (646) 378-2947

Lee Stern
Solebury Trout
lstern@troutgroup.com
+1 (646) 378-2922

8976368/35

SCHEDULE 8.2.3
MEDIWOUND PATENT RIGHTS
[***]

8976368/35

SCHEDULE 8.2.4
MEDIWOUND IN-LICENSES
License Agreement between Mark Klein and MediWound Ltd., dated Sept. 27, 2000 and as amended June 19, 2007

SCHEDULE 8.2.11
DISCLOSED THIRD PARTY AGREEMENTS

Includes Existing Distribution Agreements:
[***]

SCHEDULE 8.2.12
GOVERNMENT GRANTS AND FUNDING
IIA approval as of 31/12/2018:

Project No.	File No.	Topic	Grant $
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]

BARDA Contract HHSO100201500035C, as may be amended from time to time
BARDA Contract HHSO100201800023C, as may be amended from time to time

SCHEDULE 10.2(d)
BARDA AGREEMENT PROVISIONS
[***]

8976368.33

8976368/35